Exhibit 10.11

CREDIT AGREEMENT

Dated as of April 17, 2003

among

WALTER INDUSTRIES, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

SUNTRUST BANK,

as Syndication Agent and L/C Issuer,

BNP PARIBAS

and

CALYON NEW YORK BRANCH,

as Co-Documentation Agents

and

The Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Joint Lead Arranger

and

Sole Book Manager,

and

SUNTRUST ROBINSON HUMPHREY,

a division of SunTrust Capital Markets, Inc.

as

Joint Lead Arranger

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	References to Agreements and Laws
1.06	Times of Day
1.07	Letter of Credit Amounts

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Term Loan B
2.02	Revolving Loans
2.03	Borrowings, Conversions and Continuations
2.04	Letters of Credit and Bankers’ Acceptances
2.05	Swing Line Loans
2.06	Prepayments
2.07	Termination or Reduction of Commitments
2.08	Repayment of Loans
2.09	Interest
2.10	Fees
2.11	Computation of Interest and Fees
2.12	Evidence of Debt
2.13	Payments Generally
2.14	Sharing of Payments
2.15	Increase in Commitments

ARTICLE III. SECURITY

3.01	Security
3.02	Further Assurances
3.03	Information Regarding Collateral

i

ARTICLE IV. TAXES, YIELD PROTECTION AND ILLEGALITY

4.01	Taxes
4.02	Illegality
4.03	Inability to Determine Rates
4.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans
4.05	Funding Losses
4.06	Matters Applicable to all Requests for Compensation
4.07	Replacement Lender
4.08	Survival

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Initial Credit Extension
5.02	Conditions to all Credit Extensions

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

6.01	Existence, Qualification and Power; Compliance with Laws
6.02	Authorization; No Contravention
6.03	Governmental Authorization; Other Consents
6.04	Binding Effect
6.05	Financial Statements; No Material Adverse Effect
6.06	Litigation
6.07	No Default
6.08	Ownership of Property; Liens
6.09	Environmental Compliance
6.10	Insurance
6.11	Taxes
6.12	ERISA Compliance
6.13	Subsidiaries
6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act

6.15	Disclosure
6.16	Compliance with Laws
6.17	Intellectual Property; Licenses, Etc

ARTICLE VII. AFFIRMATIVE COVENANTS

7.01	Financial Statements
7.02	Certificates; Other Information
7.03	Notices
7.04	Payment of Obligations
7.05	Preservation of Existence, Etc
7.06	Maintenance of Properties
7.07	Maintenance of Insurance
7.08	Compliance with Laws
7.09	Books and Records
7.10	Inspection Rights
7.11	Use of Proceeds
7.12	New Subsidiaries and Pledgors
7.13	Mortgage Warehouse Facility
7.14	Compliance with ERISA
7.15	Further Assurances

ARTICLE VIII. NEGATIVE COVENANTS

8.01	Liens
8.02	Investments
8.03	Indebtedness
8.04	Fundamental Changes
8.05	Dispositions
8.06	Restricted Payments
8.07	Change in Nature of Business
8.08	Transactions with Affiliates
8.09	Burdensome Agreements

8.10	Use of Proceeds
8.11	Prepayment of Indebtedness; Amendment to Material Agreements
8.12	Financial Covenants
8.13	Acquisitions
8.14	Creation of New Subsidiaries
8.15	Mid-State Homes, Walter Mortgage Company and Mid-State Capital; Residual Beneficial Interests

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default
9.02	Remedies Upon Event of Default
9.03	Application of Funds

ARTICLE X. ADMINISTRATIVE AGENT

10.01	Appointment and Authorization of Administrative Agent
10.02	Delegation of Duties
10.03	Liability of Administrative Agent
10.04	Reliance by Administrative Agent
10.05	Notice of Default
10.06	Credit Decision; Disclosure of Information by Administrative Agent
10.07	Indemnification of Administrative Agent
10.08	Administrative Agent in its Individual Capacity
10.09	Successor Administrative Agent
10.10	Administrative Agent May File Proofs of Claim
10.11	Collateral and Guaranty Matters
10.12	Other Agents; Arrangers and Managers

ARTICLE XI. MISCELLANEOUS

11.01	Amendments, Etc
11.02	Notices and Other Communications; Facsimile Copies
11.03	No Waiver; Cumulative Remedies

11.04	Attorney Costs, Expenses and Taxes
11.05	Indemnification by the Borrower
11.06	Payments Set Aside
11.07	Successors and Assigns
11.08	Confidentiality
11.09	Set-off
11.10	Interest Rate Limitation
11.11	Counterparts
11.12	Integration
11.13	Survival of Representations and Warranties
11.14	Severability
11.15	Tax Forms
11.16	Governing Law
11.17	Waiver of Right to Trial by Jury
11.18	ENTIRE AGREEMENT

v

SCHEDULES

1.01(a)	Unrestricted Subsidiaries
1.01(b)	Existing Letters of Credit
2.01	Commitments and Pro Rata Shares
3.03	Information Regarding Collateral
5.01	Good Standing and Foreign Qualification Jurisdictions
6.06	Litigation
6.09	Environmental Matters
6.11	Proposed Tax Assessments
6.13(a)	Subsidiaries
6.13(b)	Other Equity Investments
8.01	Existing Liens
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of

A-1	Revolving Loan Notice
A-2	Term Loan Interest Rate Selection Notice
B	Swing Line Loan Notice
C-1	Term Loan B Note
C-2	Revolving Loan Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty Agreement
G	Opinion Matters
H	Guaranty Agreement (Mid-State Homes)
I	Security Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 17, 2003, among Walter Industries, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and SUNTRUST BANK, as Syndication Agent and an L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Credit” means a commercial Letter of Credit in which the applicable L/C Issuer engages with the beneficiary of such Letter of Credit to accept a time draft.

“Acceptance Documents” means such general acceptance agreements, applications, certificates and other documents as the applicable L/C Issuer may require in connection with the creation of Bankers’ Acceptances.

“Acquisition” means the acquisition of (i) a controlling equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person; provided, however, that an acquisition of Third Party Mortgage Accounts by a Loan Party shall not be considered an “Acquisition” for purposes of this Agreement.

“Adjusted Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less the Adjusted Cash Balance as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Adjusted Cash Balance” means, as of any date of measurement thereof, the amount by which the cash on the balance sheet of the Borrower and its Restricted Subsidiaries on such date day exceeds $50,000,000.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means, as at any date of determination thereof, the sum of (a) the Aggregate Revolving Credit Commitments at such date, plus (b) the Outstanding Amount with respect to the Term Loan B at such date.

“Aggregate Credit Exposures” means, as at any date of determination thereof, the sum of (i) the unused portion of the Revolving Credit Commitment then in effect, plus (ii) the Total Outstandings at such time.

“Aggregate Revolving Credit Commitments” means, as at any date of determination thereof, the sum of all Revolving Credit Commitments of all Lenders at such date.

“Agreement” means this Credit Agreement.

“Amendment No. 4” means that certain Amendment No. 4 to Credit Agreement dated as of April 13, 2004 by and among the Borrower, the Guarantors, the Administrative Agent and certain of the Lenders.

“Applicable Rate” means, from time to time, (a) with respect to Segments of the Term Loan B that are Base Rate Loans, 3.25%, (b) with respect to Segments of the Term Loan B that are Eurodollar Rate Loans, 4.25%, and (c) with respect to the Commitment Fee, Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees, the following percentages per annum, based upon the Adjusted Consolidated Leverage Ratio as set forth below:

		Revolving Loans, Swing Line Loans and Letter of Credit – BA Fees
Pricing Level	Adjusted Consolidated Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans and Letter of Credit - BA Fees	Commitment Fee

1	Greater than or equal to 2.50 to 1.00	1.25%	2.25%	0.50%

2	Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	0.75%	1.75%	0.40%

3	Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	0.50%	1.50%	0.30%

4	Less than 1.50 to 1.00 but greater than or equal to 0.75 to 1.00	0.25%	1.25%	0.25%

5	Less than 0.75 to 1.00	0.00%	1.00%	0.20%

The Applicable Rate with respect to Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees shall be established with reference to the Adjusted Consolidated Leverage Ratio at the end of each fiscal quarter of the Borrower (each, a “Determination Date”).  Any change in the Applicable Rate with respect to Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees following each Determination Date shall be determined based upon the computation of the Adjusted Consolidated Leverage Ratio set forth in each Compliance Certificate furnished to the Administrative Agent pursuant to Section 7.02(b), subject to review for correctness of such computation by the Administrative Agent, and shall be effective commencing on the fifth Business Day following the date such certificate is received until the fifth Business Day following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur.  From March 31, 2005 to the fifth Business Day following the date the certificate referred to in the preceding sentence for the fiscal period ending June 30, 2005 is delivered or is required to be delivered (whichever shall first occur), the Applicable Rate with respect to the Commitment Fee, Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees shall be Pricing Level 3.  Notwithstanding the provisions of the two preceding sentences, if the Borrower shall fail to deliver any such certificate within the time period required by Section 7.02(b), then the Applicable Rate with respect to Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees shall be Pricing Level 1 from the date such certificate was due until the fifth Business Day following the date the appropriate certificate is so delivered.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BAS and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., each in its capacity as a joint lead arranger.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E, and shall include, in the case of the initial assignments of portions of Term

Loan B by Bank of America as one of the initial Term Loan B Lenders, one or more master assignments and assumption agreements to effect assignments to multiple assignees substantially on the terms of the form of Assignment and Assumption set forth in Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2002, and the related consolidated statements of income or operations, retained earnings and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C - BA Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankers’ Acceptance” or “BA” means shall mean a time draft, drawn by the beneficiary under an Acceptance Credit and accepted by the Applicable L/C Issuer upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to Section 2.04 hereof, in the standard form for bankers’ acceptances of such L/C Issuer.

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan (including a Segment) that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Segment” means a Segment bearing interest or to bear interest at the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Account Transfer Agreement” means (a) the Existing Borrower Account Transfer Agreement, or (b) another similar agreement acceptable to the Administrative Agent in its reasonable discretion and serving substantially the same purpose on substantially the same terms as the Existing Borrower Account Transfer Agreement with respect to the then-existing Mortgage Warehouse Facility, but in no event on any terms less favorable in any material respect, in the reasonable judgment of the Administrative Agent, to the Administrative Agent and the Lenders than those terms in the Existing Borrower Account Transfer Agreement on the Closing Date.

“Borrowing” means any of (i) the advance of the Term Loan B pursuant to Section 2.01, (ii) a Revolving Borrowing, or (iii) a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cardem” means Cardem Insurance Co., Ltd., a Bermuda corporation and a wholly owned Subsidiary of the Borrower.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Cash Equivalents” means any of the following types of property, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments):

(a)           cash, denominated in U.S. Dollars or in a currency other than U.S. Dollars that is freely transferable or convertible into U.S. Dollars

(b)           readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c)           commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s and S&P shall be rating such obligations, provided that up to 25% of the aggregate amount of Investments in Cash Equivalents pursuant to this subpart (c) of the definition thereof may be in commercial paper that is rated (I) at least P-1 (or the then equivalent grade) by Moody’s and at least A-2 (or the then equivalent grade) by S&P, or (II) at least P-2 (or the then equivalent grade) by Moody’s and at least A-1 (or the then equivalent grade) by S&P;

(d)           insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above (without regard to the proviso), (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000, provided that no more than 25% of the aggregate amount of Investments in Cash Equivalents pursuant to this subpart (d) of the definition thereof may be in such items with a maturity longer than one year;

(e)           readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s; and

(f)            readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above.

“Cash Income Taxes” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, for any period the aggregate amount of all payments in respect of income taxes made in cash by the Borrower and its Restricted Subsidiaries to any applicable Governmental Authority during such period, after giving effect, to the extent available, to the application of net operating losses available to the Borrower and its Restricted Subsidiaries.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33-1/3% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), provided that with respect to Kohlberg Kravis & Roberts and its Affiliates the “33-1/3” in this subpart (a) shall be deemed to read “50%”; or

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 5.01 (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

“CMO Financing Cash Proceeds” means, for any period, the net cash proceeds to the Borrower and/or one or more Restricted Subsidiary during such period from the issuance or incurrence of Indebtedness by a MSH Trust under Section 8.03(g)(i) or (iii) or Section 8.03(i), after required principal and interest is paid on the Mortgage Warehousing Facility and the net funding of any required reserve, collection, holding and/or servicing account as required by the applicable Indenture and/or Mortgage Warehousing Facility.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all personal property of the Borrower, any Subsidiary or any other Person in which the Administrative Agent or any Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Restricted Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized (but excluding the amount of any Consolidated Capital Expenditures paid for with proceeds of property insurance or casualty insurance as evidenced in writing and submitted to the Administrative Agent together with any Compliance Certificate delivered pursuant to Section 7.02(b)), and (ii) any portion of the purchase price of an Acquisition which is accounted for as a capital expenditure.

“Consolidated Cash Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, that portion of Consolidated Interest Charges paid or payable in cash during such period.

“Consolidated EBITDA” means, for any period, the sum, in each case without duplication, of:

(a)           the sum during such period of (i) MSH Trust Cash Releases and (ii) CMO Financing Cash Proceeds, plus

(b)           with respect to the Borrower and its Restricted Subsidiaries (other than Mid-State Holdings, Mid-State Homes and their Subsidiaries), on a consolidated basis determined in accordance with GAAP (but excluding consolidation with Mid-State Holdings, Mid-State Homes and their Subsidiaries or duplication of any amounts included in part (a) above), an amount equal to:

(i)            Consolidated Net Income for such period,

plus        (ii)           Consolidated Interest Charges for such period, to the extent deducted in computing Consolidated Net Income,

plus        (iii)          the provision for federal, state, local and foreign income taxes payable for such period, to the extent deducted in computing Consolidated Net Income,

plus        (iv)          depreciation and depletion expense, to the extent deducted in computing Consolidated Net Income,

plus        (v)           amortization expense, to the extent deducted in computing Consolidated Net Income,

minus     (vi)          the gain (or plus the loss or any associated write-down of assets) (net of any tax effect) resulting from the sale of any capital assets other than in the ordinary course of business to the extent added (deducted) in computing Consolidated Net Income,

minus     (vii)         extraordinary nonrecurring after-tax gains (or plus extraordinary nonrecurring non-cash after-tax losses) to the extent added (deducted) in computing Consolidated Net Income,

minus     (viii)        any gain resulting from any write-up of assets to the extent added in computing Consolidated Net Income,

plus        (ix)           any non-cash restructuring charge to the extent deducted in computing Consolidated Net Income,

plus        (x)            any non-cash expense arising from other postemployment benefits to the extent deducted in computing Consolidated Net Income,

plus        (xi)           non-cash charges resulting from the application of Statement of Financial Accounting Standards No. 142, to the extent deducted in computing Consolidated Net Income,

plus        (xii)          up to $5,000,000 of non-cash write-downs of capital assets made within six months of Closing as previously disclosed to the Administrative Agent, and

minus     (xiii)         any cash expenditure made on or after July 1, 2004 in connection with other postemployment benefits to the extent such expenditures are not deducted in computing Consolidated Net Income;

provided, however, Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated Net Income in computing Consolidated EBITDA during any prior periods.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (but excluding Indebtedness permitted by Section 8.03(g), (h) or (i)), (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances (including all BAs hereunder), bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Borrower or such Restricted Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of the following (without duplication), in each case net of interest income earned (without duplication) on cash balances or under Swap Contracts hedging against, or otherwise entered into to manage risks relating to, fluctuations in interest rates to the extent such interest income is included in the calculation of Consolidated Net Income: (a) all interest, (b) the current amortized portion of premium payments, debt discount, fees (including fees payable in respect of Swap Contracts hedging against, or otherwise entered into to manage risks relating to, fluctuations in interest rates), charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (c) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (d) the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Four-Quarter Period ending on such date to (b) Consolidated Cash Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries (other than Mid-State Holdings, Mid-State Homes and their Subsidiaries) on a consolidated basis, the net income after taxation of the Borrower and its Restricted Subsidiaries (but excluding consolidation with Mid-State Holdings, Mid-State Homes and their Subsidiaries) for that period.

“Consolidated Principal Payments” means, at any date of measurement thereof, the lesser of (a) payments of Consolidated Funded Indebtedness that were scheduled to be made (including adjustments for any mandatory prepayments previously made) during the Four-Quarter Period ending on the date of measurement thereof (but excluding Existing Credit Agreement Payments that were scheduled to be made during such period), and (b) installments of Consolidated Funded Indebtedness that are scheduled to be made during the Four-Quarter Period immediately following the date of measurement thereof (including adjustments for any mandatory prepayments previously made).

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness that, as of such date, is secured by any Lien on any asset or property of the Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Total Assets” means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Borrower and its Restricted Subsidiaries as determined on a consolidated basis.

“Continuation” and “Continue” mean, with respect to any Eurodollar Rate Loan, the continuation of such Eurodollar Rate Loan as a Eurodollar Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Conversion” and “Convert” mean the conversion of a Loan from one Type to another Type.

“Convertible Notes” means Indebtedness of the Borrower in the form of notes issued by the Borrower substantially simultaneously with the effectiveness of Amendment No. 4 that (i) is subordinated in payment to the Obligations hereunder and (ii) is convertible into common equity of the Borrower, all on terms and subject to documentation reasonably satisfactory to the Administrative Agent.

“Core Business” means, in connection with the Borrower and its Subsidiaries, homebuilding, pipe manufacturing, home financing and businesses reasonably and directly related thereto.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication):  (i) the amount of any cash and fair market value of other property (excluding the value of any capital stock, warrants or options to acquire capital stock of the Borrower or any Subsidiary and the unpaid principal amount of any debt instrument) given as consideration, (ii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, and (iii) all additional purchase price amounts in the form of earnouts and other contingent obligations that are to be paid in cash and that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (iv) all amounts paid in cash in respect of covenants not to compete, and consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (v) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition (but excluding the value of any capital stock, warrants or options to acquire capital stock of the Borrower or any Subsidiary), and (vi) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred and capitalized in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C – BA Credit Extension.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Senior Credit Facility.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the

United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate with respect to Base Rate Loans plus (c) 2% per annum; provided, however, that (i) with respect to a Eurodollar Rate Loan, until the end of the Interest Period during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, and thereafter as set forth in the portion of this sentence preceding this proviso, and (ii) with respect to Letter of Credit – BA Fees, the Default Rate shall equal the Letter of Credit – BA Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Direct Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by the Borrower or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and, in the case of any assignment of a Revolving Credit Commitment, each L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing by the Borrower or any ERISA Affiliate or the PBGC of a notice of intent to terminate, the treatment by the PBGC of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the

London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan (including a Segment) that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Segment” means a Segment bearing interest or to bear interest at the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Existing Borrower Account Transfer Agreement” means that certain Borrower Account Transfer Agreement dated as of February 5, 2001 by and between Mid-State Homes and Mid-State Homes Trust IX, as amended through that certain Omnibus Amendment dated as of February 3, 2003, and as further amended from time to time in accordance with the terms of this Agreement.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 15, 1997 among the Borrower, Bank of America, as agent, and a syndicate of lenders, as amended.

“Existing Credit Agreement Payments” means, for any period, all scheduled payments of principal under the Existing Credit Agreement during such period.

“Existing Mortgage Warehouse Facility” means that certain Variable Funding Loan Agreement dated as of February 5, 2001 by and among Enterprise Funding Corporation, Mid-State Trust IX, Wachovia Bank, National Association and Bank of America, N.A., as amended through the Omnibus Amendment dated as of February 3, 2003, and as further amended from time to time in accordance with the terms of this Agreement.

“Existing Letters of Credit” means those letters of credit identified on Schedule 1.01(b).

“Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Borrower shall have permanently terminated the Revolving Credit Facility and the Term Loan B Facility by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit and (ii) all fees relating to any Letters of Credit accruing after such date (which fees shall be payable solely for the account of the applicable L/C Issuer and shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made, (b) the Aggregate Revolving Credit Commitments, if any, shall have terminated or expired, (c) the obligations and liabilities of the Borrower and each other Loan Party under all Related Swap Contracts shall have been fully, finally and irrevocably paid and satisfied in full and the Related Swap Contract shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto, and (d) each Guarantor shall have fully, finally and irrevocably paid and satisfied in full its respective obligations and liabilities arising under the Loan Documents, (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Loan Party that may be owing to any Agent-Related Person or any Lender pursuant to the Loan Documents and expressly survive termination of this Agreement).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“Four-Quarter Period” means a period of four full consecutive fiscal quarters of the Borrower and its Subsidiaries, taken together as one accounting period.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 11.07(g).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, all Restricted Subsidiaries of the Borrower executing a Guaranty on the Closing Date and all other Subsidiaries that are at any time after the Closing Date required to enter into a Guaranty Joinder Agreement pursuant to Section 7.12.

“Guaranty” means, collectively, the Subsidiary Guaranty and the Mid-State Homes Guaranty.

“Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Subsidiary Guaranty, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12, as amended, modified, supplemented or amended and restated.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.04(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnitees” has the meaning set forth in Section 11.05.

“Indenture” means any Indenture or similar document pursuant to which any of the Mortgage Backed Securities or any Indebtedness permitted by Section 8.03(g)(i) or (iii) is issued.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or Converted, in whole or in part, and the Revolving Credit Maturity Date or the Term Loan B Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), (i) the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October with respect to interest accrued through the last day of each fiscal quarter of the Borrower ending immediately prior to such date, and (ii) the Revolving Credit Maturity Date or the Term Loan B Maturity Date, as applicable, with respect to interest accrued through such date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Administrative Agent.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or on the date any Loan is Continued as or Converted into a Eurodollar Rate Loan, and ending, in each case, on the date which is one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice or Term Loan Interest Rate Selection Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          no Interest Period shall extend beyond (a) with respect to Revolving Loans, the Revolving Credit Maturity Date, and (b) with respect to the Term Loan B, the date set forth in part (a) of the definition of the Term Loan B Maturity Date; and

(iv)          for a period of fourteen days after the Closing Date, Interest Periods for Eurodollar Rate Segments of the Term Loan B will be available for a period commencing on the date such Eurodollar Rate Loan is advanced, Continued as or Converted into a Eurodollar Rate Segment and ending on the date that is one week thereafter, as more fully described in Section 2.01(b).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or (d) the purchase of land and related infrastructure improvements.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means, collectively, Guaranty Joinder Agreements, the Pledge Joinder Agreements and the Security Joinder Agreements.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C – BA Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C – BA Borrowing in accordance with its Pro Rata Revolving Share.

“L/C – BA Borrowing” means an extension of credit resulting from (i) a drawing under any Letter of Credit (other than an Acceptance Credit) or (ii) a payment of a Bankers’ Acceptance upon presentation, in each case which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C – BA Credit Extension” means, with respect to any Letter of Credit or Bankers’ Acceptance, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means each of Bank of America and SunTrust Bank, each in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder, or any successor issuers of Letters of Credit and Bankers’ Acceptances hereunder.

“L/C – BA Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit, plus the sum of the maximum aggregate amount which is, or at any time thereafter may become, payable by the L/C Issuers under all then outstanding Bankers’ Acceptances, plus the aggregate of all Unreimbursed Amounts, including all L/C – BA Borrowings.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the applicable L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer and, in the case of any Acceptance Credit, shall include the related Acceptance Documents.

“Letter of Credit – BA Expiration Date” means the day that is seven days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit – BA Fees” means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit described in Sections 2.04(i)(i) and (ii).

“Letter of Credit – BA Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Credit Commitment.  The Letter of Credit – BA Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan B or a Swing Line Loan, including any Segment.

“Loan Documents” means this Agreement, each Note, the Guaranty (including the Guaranty Joinder Agreements), each Security Instrument, each Revolving Loan Notice, each Term Loan Interest Rate Selection Notice, each Letter of Credit Application and each Compliance Certificate, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, each direct or indirect Restricted Subsidiary of the Borrower that (i) has total assets (including equity interests in other Subsidiaries) of equal to or greater than 3% of Consolidated Total Assets (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 7.01(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated based on the Audited Financial Statements) (the “Required Financial Information”)), or (ii) has revenues equal to or greater than 3% of the total revenues (on a consolidated basis) of the Borrower and its Restricted Subsidiaries (calculated for the most recent period for which the Administrative Agent has received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term “Material Subsidiaries” shall mean Restricted Subsidiaries of the Borrower that together have assets equal to not less than 90% of Consolidated Total Assets (calculated as described above) and revenues of not less than 90% of the total revenues of the Borrower and its Restricted Subsidiaries (calculated as described above).

“Maximum Restricted Payment Amount” means, for any fiscal year of the Borrower, $35,000,000 plus 50% of Consolidated Net Income for the immediately preceding fiscal year.

“Mid-State Capital” means Mid-State Capital Corporation, a Delaware corporation.

“Mid-State Holdings” means Mid-State Holdings Corporation, a Delaware corporation.

“Mid-State Homes” means Mid-State Homes, Inc., a Florida corporation.

“Mid-State Homes Guaranty” means that certain Guaranty Agreement (Mid-State Homes and Walter Mortgage) dated as of the date hereof by each of Mid-State Homes and Walter Mortgage Company in favor of the Administrative Agent (on behalf of the Secured Parties) substantially in the form of Exhibit H.

“Mining Assets” means and includes (i) the capital stock of Jim Walter Resources, Inc., and (ii) the assets of Jim Walter Resources, Inc., including its direct ownership interest in Black Warrior Methane Corp. and Black Warrior Transmission Corp., its indirect ownership interest in International Coalbed Methane Group, its mining asset investments and its De-Gas Division.

“Mining Sale” means the Disposition of all or part of the Mining Assets, including by split-up, spin-off or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Accounts” means certain building and installment contracts and related mortgages and instruments originated by Jim Walter Homes, Inc., Neatherlin Homes, Inc., Dream Homes, Inc., Dream Homes USA, Inc., Crestline Homes, Inc. and Walter Mortgage Company, each a Subsidiary of the Borrower.

“Mortgage-Backed Securities” means, collectively, (i) the Asset Backed Notes issued by Mid-State Trust IV, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2002 of approximately $456,771,000, (iii) the Asset Backed Notes issued by Mid-State Trust VI, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2002 of approximately $257,107,000, (iv) the Asset Backed Notes issued by Mid-State Trust VII, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2002 of approximately $225,543,000, (v) the Asset Backed Notes issued by Mid-State Trust VIII, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2002 of approximately $295,537,000, and (vi)  the Asset Backed Notes issued by Mid-State Trust X, a Delaware business trust established by Mid-State Homes, having an aggregate principal amount outstanding as of December 31, 2002 of approximately $364,048,000.

“Mortgage Warehouse Facility” means, as in effect at any date of determination thereof, either (a) the Existing Mortgage Warehouse Facility, or (b) another credit facility (or facilities, on a combined basis, if more than one) acceptable to the Administrative Agent in its reasonable discretion for the warehousing of mortgages that provides financing to Mid-State Trust IX or another MSH Trust established for such purpose, and that otherwise serves substantially the same purpose on substantially the same terms as the Existing Mortgage Warehouse Facility, but in no event on any terms less favorable in any material respect, in the reasonable judgment of the Administrative Agent, to the Administrative Agent and the Lenders than those terms in the Existing Mortgage Warehouse Facility on the Closing Date.

“MSH Trust Cash Releases” means, for any period, the permanent releases of unencumbered (other than by Liens in connection with Indebtedness permitted by Section 8.03(m)) cash during such period to the Borrower and/or one or more Restricted Subsidiary from any of the MSH Trusts by the relevant Trustee pursuant to the related Indenture or Mortgage Warehouse Facility, after deduction of all related servicing costs and related expenses, all as evidenced by the Payment Date Statement or a similar statement providing substantially the same information in substantially the same detail.

“MSH Trusts” means, collectively, each of the Mid-State Trust II, Mid-State Trust III, Mid-State Trust IV, Mid-State Trust VI, Mid-State Trust VII, Mid-State Trust VIII and Mid-State Trust X entities referred to in the definition of “Mortgaged-Backed Securities,” Mid-State Trust V and Mid-State Trust IX, and any other special purpose entity in which Mid-State Homes and/or Walter Mortgage Company and/or Mid-State Capital shall own all of the equity or residual beneficial interest created and operated solely for the purpose of issuing asset-backed securities permitted by Section 8.03(g)(iii) or 8.03(i).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means,

(a)           with respect to the sale of any asset by the Borrower or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents and Indebtedness owing to the Borrower or any Subsidiary), (B) the out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with such sale, including any brokerage commissions, underwriting fees and discount, legal fees, finder’s fees and other similar fees and commissions, (C) taxes paid or reasonably estimated to be payable by the Borrower or any Subsidiary in connection with the relevant asset sale, and (D) the amount of any reasonable reserve required to be established in accordance with GAAP against liabilities (other than taxes deducted pursuant to (D) above) to the extent such reserves are (I) associated with the assets that are the object of such sale and (II) retained by the Borrower or any Subsidiary; provided that the amount of any subsequent reduction of any reserve provided for in clause (D) above (other than in connection with a payment in respect of such liability) shall (X) be deemed to be Net Cash Proceeds of such asset sale occurring on the date of such reduction, and (Y) immediately be applied to the prepayment of Loans in accordance with Section 2.06(d); and

(b)           with respect to the public and private issuance of any Indebtedness by the Borrower or any Subsidiary, the excess of (i) the sum of the cash and cash equivalents received in connection with such issuance over (ii) the sum of (A) the underwriting discounts and commissions, and all legal, accounting, printing, rating agency, banking, title and recording fees and expenses and other out-of-pocket expenses, incurred by the

Borrower or such Subsidiary in connection with such issuance, and (B) all taxes required to be paid or accrued as a consequence of such issuance.

“Non-Core Subsidiaries” means, individually or collectively as the context may indicate, Applied Industrial Materials Corporation and its Subsidiaries, Applied Industrial Materials Germany GmbH, Applied Industrial Materials Luxembourg, S.A., JW Aluminum Company, Sloss Industries Corporation and its Subsidiaries, Southern Precision Corporation, Vestal Manufacturing Corporation, Best Insurors, Inc. and Cardem.

“Notes” means, collectively, the Revolving Loan Notes and the Term Loan B Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Bankers’ Acceptance, or arising under any Related Swap Contract, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning therefor set forth in Section 4.01(b).

“Outstanding Amount” means (i) with respect to the Term Loan B on any date, the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loan B on the Closing Date, and any prepayments or repayments of the Term Loan B (or any Segment) occurring on such date, (ii) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Revolving Borrowings and any prepayments or repayments of Revolving Loans occurring on such date; (iii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swing Line Loans occurring on such date; and (iv) with respect to any L/C – BA Obligations on any date, the amount of such L/C – BA Obligations on such date after giving effect to any L/C - BA Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C - BA Obligations as of such date, including as a result of any reimbursements of amounts paid under Bankers’ Acceptances or outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 11.07(d).

“Payment Date Statement” means the notification Mid-State Homes and/or Mid-State Capital receives from the relevant Trustee for each MSH Trust for any relevant period indicating, among other items, MSH Trust collections and distributions during such period, or any such similar statement serving the same purpose and providing substantially the same information in substantially the same detail.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means that certain Securities Pledge Agreement dated as of the date hereof among the Borrower, certain Guarantors and the Administrative Agent, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements pursuant to Sections 3.01 and 7.12, as the same may be otherwise supplemented (including by Pledge Agreement Supplement).

“Pledge Agreement Supplement” means the Pledge Agreement Supplement in the form affixed as an exhibit to the Pledge Agreement.

“Pledged Interests” means, in each case excluding the Voting Securities and Subsidiary Securities of any Unrestricted Subsidiary (other than Mid-State Capital), (i) the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Borrower and Direct Foreign Subsidiaries of the Borrower that at any time are on Schedule I to the Pledge Agreement (or any similar schedule serving the same purpose in the Pledge Agreement); (ii) all of the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Borrower that is a Material Subsidiary; and (ii) 65% of the Voting Securities (or if the relevant Person shall own less than 65% of such Voting Securities, then 100% of the Voting Securities owned by such Person) and 100% of the nonvoting Subsidiary Securities of each of the existing or hereafter organized or acquired Direct Foreign Subsidiaries of the Borrower that is a Material Subsidiary.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12.

“Post-Closing Agreement” has the meaning set forth in Section 5.01(a).

“Pro Rata Revolving Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Revolving Lender at such time and the denominator of which is the amount of the Aggregate Revolving Credit Commitments at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Pro Rata Revolving Share of each Revolving Lender shall be the Pro Rata Revolving Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 11.07.  The initial Pro Rata Revolving Share of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto.

“Pro Rata Term B Share” means, with respect to each Term Loan B Lender, the percentage (carried out to the ninth decimal place) of the principal amount of the Term Loan B funded by such Term Loan B Lender.  The initial Pro Rata Term B Share of each Term Loan B Lender is set forth opposite the name of such Term Loan B Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term Loan B Lender becomes a party hereto.

“Register” has the meaning set forth in Section 11.07(c).

“Related Swap Contract” means all Swap Contracts that are entered into or maintained with a Lender or Affiliate of a Lender that are not prohibited by the express terms of the Loan Documents.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or Continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a Conversion or Continuation of Segments, a Term Loan Interest Rate Selection Notice, (c) with respect to an L/C - BA Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C - BA Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C – BA Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that any Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Prepayment Amount” means, with respect to the Net Cash Proceeds (or portion thereof, as the case may be) of each applicable Disposition, (a) one hundred percent

(100%) of such Net Cash Proceeds if (i) the Disposition constitutes a Mining Sale or (ii) immediately before giving effect to such Disposition, the Consolidated Leverage Ratio is greater than or equal to 2.00 to 1.00, or (b) fifty percent (50%) of such Net Cash Proceeds in all other cases.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Credit Commitments and Outstanding Amount (including risk participations in Letters of Credit and Swing Line Loans) under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Outstanding Amount (including risk participations in Letters of Credit and Swing Line Loans) under the Revolving Credit Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Loan B Lenders” means, as of any date of determination, Term Loan B Lenders having more than 50% of the Outstanding Amount of the Term Loan B; provided that the Outstanding Amount of the Term Loan B held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan B Lenders.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Restricted Subsidiaries” means all Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.02.

“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02, (b) purchase participations in L/C - BA Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the facility described in Section 2.02 providing for Revolving Loans to the Borrower by the Revolving Lenders in the maximum aggregate principal amount at any time outstanding of $265,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Revolving Credit Maturity Date” means April 17, 2008.

“Revolving Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding or participations in an outstanding Letter of Credit or Swing Line Loan.

“Revolving Loan” means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrower by a Revolving Lender in accordance with its Pro Rata Revolving Share pursuant to Section 2.02, except as otherwise provided herein.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-2.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a Conversion of Revolving Loans, or (c) a Continuation of Revolving Loans as the same Type, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, with respect to each of the Security Instruments, the Administrative Agent, the Lenders and such other Persons for whose benefit the Lien thereunder is conferred, as therein provided.

“Security Agreement” means the Security Agreement dated as of the date hereof by the Borrower and one or more of the Guarantors to the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit I, as supplemented from time to time by the execution and delivery of Security Joinder Agreements pursuant to Section 7.12.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement (including the Security Joinder Agreements), the Pledge Agreement (including the Pledge Joinder Agreements and the Pledge Agreement Supplements), and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Restricted Subsidiary or other Person shall grant or convey to the Administrative Agent or the Lenders a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, as any of them may be reinstated from time to time in accordance with the terms hereof and thereof.

“Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by a Guarantor or any other Person to the Administrative Agent pursuant to Section 7.12.

“Segment” means a portion of any Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

“Senior Credit Facility” means, collectively, the Term Loan B Facility and the Revolving Credit Facility.

“Serviced Mortgage Accounts” means mortgage loans that are originated and serviced by Persons other than the Borrower or a Subsidiary and with respect to which Walter Mortgage Company and/or Mid-State Homes, each a Subsidiary of the Borrower, is providing property monitoring, inspection and/or “Real Estate Owned” management services.

“SPC” has the meaning specified in Section 11.07(g).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower and shall include, without limitation, the Unrestricted Subsidiaries.

“Subsidiary Guaranty” means that certain Guaranty Agreement dated as of the date hereof among the Guarantors (other than Mid-State Homes and Walter Mortgage Company) and the Administrative Agent (on behalf of the Lenders) substantially in the form of Exhibit F, as supplemented from time to time by the execution and delivery of Guaranty Joinder Agreements pursuant to Section 7.12, as from time to time the same may be otherwise supplemented or amended, modified, amended and restated or replaced.

“Subsidiary Securities” means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Swing Line Lender, substantially in the form of Exhibit C-3.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Syndication Agent” means SunTrust Bank in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning therefor set forth in Section 4.01(a).

“Term Loan B” means the loans made pursuant to the Term Loan B Facility in accordance with Section 2.01.

“Term Loan B Facility” means the facility described in Section 2.01 providing for an advance of the Term Loan B to the Borrower by the Term Loan B Lenders in the original principal amount of $255,000,000, subject to adjustments as herein provided.

“Term Loan B Lender” means each Lender that has a portion of the Term Loan B outstanding under the Term Loan B Facility.

“Term Loan B Maturity Date” means (a) April 15, 2010, or (b) such earlier date upon which the Outstanding Amounts under the Term Loan B Facility, including all accrued and unpaid interest, are paid in full in accordance with the terms hereof.

“Term Loan B Note” means a promissory note made by the Borrower in favor of a Term Loan B Lender evidencing the portion of the Term Loan B made by such Term Loan B Lender, substantially in the form of Exhibit C-1.

“Term Loan Interest Rate Selection Notice” means the written notice delivered by a Responsible Officer of the Borrower in connection with the election of a subsequent Interest Period for any Eurodollar Rate Segment or the Conversion of any Eurodollar Rate Segment into a Base Rate Segment or the Conversion of any Base Rate Segment into a Eurodollar Rate Segment, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Third Party Mortgage Accounts” means certain building and installment contracts or loans and related mortgages and instruments that (a) are originated by Persons other than the Borrower or a Subsidiary, (b) constitute first mortgages on single-family residential real property (but excluding mobile homes), and (c) are acquired by Walter Mortgage Company, Mid-State Homes or Mid-State Capital, each a Subsidiary of the Borrower.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C - BA Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C - BA Obligations.

“Type” means with respect to (i) a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan, and (ii) a Segment, its character as a Base Rate Segment or a Eurodollar Rate Segment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined at the end of each immediately preceding plan year that this Agreement is in effect in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.04(c)(i).

“Unrestricted Subsidiaries” means (a) the entities identified on Schedule 1.01(a) hereto, (b) each MSH Trust created after the Closing Date and (c) Mid-State Capital, but only so long as it is a special purpose entity that is prohibited by its Organization Documents and/or applicable Laws from being a Guarantor, and 100% of its equity interests are owned by Mid-State Holdings and constitute Pledged Interests pledged by Mid-State Holdings to the Administrative Agent for the benefit of the Lenders.

“Voting Securities” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Walter Mortgage Company” means Walter Mortgage Company, a Delaware corporation.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           All defined terms used in the calculation of the financial covenants set forth in Section 8.12 hereof shall be calculated on an historical pro forma basis giving effect (by inclusion or exclusion, as applicable), during any period of measurement that includes any Acquisition permitted by Section 8.13 or any Disposition permitted by Section 8.05(g), to the actual historical results of the Person so acquired or disposed.

(d)           For the avoidance of doubt, the term “the Borrower and its Restricted Subsidiaries” as used in the defined terms used in the calculation of the financial covenants set forth in Section 8.12 hereof shall not include any consolidation of the assets, liabilities or results of operations of the Unrestricted Subsidiaries in the assets, liabilities or results of the Borrower or any Restricted Subsidiary.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of

Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Term Loan B.

(a)           Subject to the terms and conditions of this Agreement, each Term Loan B Lender severally agrees to make an advance of its Pro Rata Term B Share of the Term Loan B to the Borrower on the Closing Date, and from the Closing Date to the Term Loan B Maturity Date, Convert and Continue Segments from time to time in accordance with the terms hereof.  The principal amount of each Segment of the Term Loan B outstanding hereunder from time to time shall bear interest and the Term Loan B shall be repayable as herein provided.  No amount of the Term Loan B repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent advance under the Term Loan B Facility shall be allowed after the initial such advance of the Term Loan B on the Closing Date.  Segments of the Term Loan B may be Base Rate Segments or Eurodollar Rate Segments at the Borrower’s election, as provided herein.

(b)           Not later than 1:00 P.M. New York time, on the Closing Date, each Term Loan B Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Pro Rata Term B Share of the Term Loan B available by wire transfer to the Administrative Agent.  Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent’s Office and shall be in the form of same day funds in Dollars.  The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction of all applicable conditions in Sections 5.01 and 5.02, be made available to the Borrower by delivery of the proceeds thereof as shall be directed by the Responsible Officer of the Borrower and reasonably acceptable to the Administrative Agent.  The initial Borrowing of the Term Loan B may be a Eurodollar Rate Segment, a Base Rate Segment, or both; provided that (i) nothwithstanding anything to the contrary in Section 2.03 or otherwise, any Eurodollar Rate Segment to be a portion of the initial Borrowing of the Term Loan B, and each Conversion to or Continuation of a Eurodollar Rate Segment made during the period of fourteen days after the Closing Date, may only be for a period beginning on the date such Eurodollar Rate Segment is initially advanced, or on the date any Segment is Continued as or Converted into a Eurodollar Rate Segment, and ending on the date that is one week thereafter, and (ii) if the Borrower desires that any portion of the initial Borrowing of the Term Loan B is advanced as a Eurodollar Rate Segment, the Administrative Agent shall make such Borrowing as a Eurodollar Rate Segment only if, not later than three Business Days prior to the date that is then anticipated to be the Closing Date, the Administrative Agent has received from the Borrower a Term Loan Interest Rate Selection Notice with respect thereto, together with the Borrower’s written acknowledgement in form and substance satisfactory to the Administrative Agent that the provisions of Section 4.05 hereof shall apply to any failure by the Borrower to borrow on the date set forth in such Term Loan Interest Rate Selection notice any or all of the amounts specified in such Term Loan Interest Rate Selection Notice.

2.02        Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make, Convert and Continue Revolving Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.02, prepay under Section 2.06, and reborrow under this Section 2.02.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.03        Borrowings, Conversions and Continuations.

(a)           Each Revolving Borrowing, each Conversion of Revolving Loans or Segments of the Term Loan B, and each Continuation of Revolving Loans or Segments of the Term Loan B shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, Conversion to or Continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of, or Conversion to, Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice (as to Revolving Borrowings) or Term Loan Interest Rate Selection Notice, appropriately completed and signed by a Responsible Officer of the Borrower (unless such Revolving Loan Notice is being delivered by a Swing Line Lender pursuant to Section 2.05(c) or by the Administrative Agent on behalf of the L/C Issuer pursuant to Section 2.04(c)(i)); provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice.  Each Borrowing of, Conversion to or Continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Revolving Loan Notice and Term Loan Interest Rate Selection Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing (applicable to Revolving Loan Notices only), a Conversion of Revolving Loans, or a Continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, Conversion or Continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  Each written Revolving Loan Notice shall be substantially in the form of Exhibit A-1 attached hereto, and each written Term Loan Interest Rate Selection Notice shall be substantially in the form of Exhibit A-2 attached hereto.  If the Borrower fails to specify a Type of Revolving Loans in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a Conversion or Continuation of Loans, then the applicable Loans shall, subject to the last sentence of this Section 2.03(a), be made as, or Continued as, or Converted to, Base Rate Loans.  Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, Conversion to, or Continuation of Eurodollar Rate Loans in any such Revolving Loan Notice or Term Loan Interest Rate Selection Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Revolving Share of the applicable Revolving Loans, and if no timely notice of a Conversion or Continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in the preceding subsection.  In the case of a Revolving Borrowing, each applicable Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be Continued or Converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, Converted to or Continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders or the Required Term Loan B Lenders, as applicable.

(d)           The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all Conversions, and all Continuations of Loans as the same Type, there shall not at any time be more than (a) five Interest Periods in effect with respect to the Term Loan B and (b) ten Interest Periods in effect with respect to the Revolving Credit Facility.

2.04        Letters of Credit and Bankers’ Acceptances.

(a)           The Letter of Credit – BA Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the earlier to occur of the Letter of Credit - BA Expiration Date or the termination of the Availability Period, to issue Letters of Credit for the account of the Borrower or the Borrower and a Restricted Subsidiary, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, (2) to honor drafts under the Letters of Credit; and (3) with respect to Acceptance Credits, to create Bankers’ Acceptances in accordance with the terms thereof and hereof, and (B) the Revolving Lenders severally agree to participate in Letters of Credit and Bankers’ Acceptances issued for the account of the Borrower or the Borrower and a Restricted Subsidiary; provided that neither L/C Issuer shall be obligated to make any L/C - BA Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit if (A) as of the date of such L/C - BA Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans would exceed such Revolving Lender’s Revolving Credit Commitment, or (z) the Outstanding Amount of the L/C - BA Obligations would exceed the Letter of Credit - BA Sublimit, or (B) as to Acceptance Credits, the Bankers’ Acceptance created or to be created thereunder shall not be an eligible bankers’ acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. § 372).  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           Neither L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit or any related Bankers’ Acceptance, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit or related bankers’ acceptances generally or such Letter of Credit or any related Bankers’ Acceptance in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit or related Bankers’ Acceptance any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)           subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur (i) as to standby Letters of Credit, more than twelve months after the date of issuance or last renewal, and (ii) as to commercial Letters of Credit, no later than the earlier of (1) 180 days after the date of issuance thereof and (2) 60 days before the Letter of Credit - BA Expiration Date, unless the Required Revolving Lenders have approved such expiry date;

(C)           the maturity date of any Bankers’ Acceptance issued under any such requested Acceptance Credit would occur no earlier than 30 nor later than 120 days from date of issuance and in any event not later than 60 days before the Letter of Credit - BA Expiration Date, unless the Required Revolving Lenders have approved such expiry date

(D)          the expiry date of such requested Letter of Credit, or the maturity date of any Bankers’ Acceptance issued under such requested Letter of Credit, would occur after the Letter of Credit - BA Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(E)           the issuance of such Letter of Credit or any related Bankers’ Acceptance would violate one or more policies of the L/C Issuer, or the creation of any related Bankers’ Acceptance would cause the applicable L/C Issuer to exceed the maximum amount of outstanding bankers’ acceptances permitted by applicable Law; or

(F)           such Letter of Credit or related Bankers’ Acceptance is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or is to be denominated in a currency other than Dollars.

(iii)          Neither L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to either L/C Issuer, as it may elect (with a copy to the Administrative Agent), in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower and, if applicable, of the applicable Restricted Subsidiary.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Letter of Credit.  Immediately upon the creation of each Bankers’ Acceptance, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Bankers’ Acceptance in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Bankers’ Acceptance.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit other than a commercial Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an

Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit - BA Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.04(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or, with respect to any Acceptance Credit, presentation of documents, under such Letter of Credit, or any presentation for payment of a Bankers’ Acceptance, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit or Bankers’ Acceptance (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or Bankers’ Acceptance, as applicable.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender (including the L/C Issuer that did not issue such Letter of Credit or Bankers’ Acceptance) of the Honor Date, the amount of the unreimbursed drawing or payment (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Revolving Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Revolving Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender (including each Lender acting as an L/C Issuer, whether or not it issued the applicable Letter of Credit or Bankers’ Acceptance) shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in

an amount equal to its Pro Rata Revolving Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C – BA Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C – BA Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its risk participation in such L/C – BA Borrowing and shall constitute an L/C - BA Advance from such Revolving Lender in satisfaction of its risk participation obligation under this Section 2.04.

(iv)          Until each Revolving Lender funds its Revolving Loan or L/C - BA Advance pursuant to this Section 2.04(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit or payments made on any Bankers’ Acceptance, interest in respect of such Revolving Lender’s Pro Rata Revolving Share of such amount shall be solely for the account of the applicable L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Revolving Loans or L/C - BA Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit and payments made on Bankers’ Acceptances, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Revolving Loan Notice).  No such making of an L/C - BA Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit or Bankers’ Acceptance, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the

Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after an L/C Issuer has made a payment under any Letter of Credit or Bankers’ Acceptance and has received from any Revolving Lender such Revolving Lender’s L/C - BA Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Revolving Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C - BA Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and each payment under any Bankers’ Acceptance, and to repay each L/C – BA Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit or Bankers’ Acceptance, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or Bankers’ Acceptance or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit or Bankers’ Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or obtain payment under any Bankers’ Acceptance ;

(iv)          any payment by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto, and each Bankers’ Acceptance, that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit or making any payment under a Bankers’ Acceptance, neither L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of either L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of either L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Revolving Lenders, the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Bankers’ Acceptance or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit or Bankers’ Acceptance; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of either L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of either L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such

L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or to honor any Bankers’ Acceptance presented for payment in strict compliance with its terms and conditions.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or Bankers’ Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit or made any payment under any Bankers’ Acceptance and such drawing has resulted in an L/C – BA Borrowing, or (ii) if, as of the Letter of Credit - BA Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn or any Bankers’ Acceptance may for any reason remain outstanding, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C - BA Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit - BA Expiration Date, as the case may be).  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers, as applicable, and the Lenders, as collateral for the L/C - BA Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i)            Letter of Credit – BA Fees.  Subject to the provisions of the last sentence of this subsection (i), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share (i) a Letter of Credit – BA Fee for each commercial Letter of Credit and each Bankers’ Acceptance equal to 50% of the Applicable Rate times the daily maximum amount available to be drawn under such Letter of

Credit (whether or not such maximum amount is then in effect under such Letter of Credit) or the maximum stated amount of such Bankers’ Acceptance, as the case may be, and (ii) a Letter of Credit – BA Fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Such Letter of Credit – BA Fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit – BA Fees accrued through the last day of each fiscal quarter of the Borrower and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance (as the case may be), on the Letter of Credit - BA Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit and Bankers’ Acceptance shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.09(b), the Letter of Credit – BA Fees payable under this subsection (i) shall accrue and be payable at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit and each Bankers’ Acceptance issued by such L/C Issuer in the amount of 0.125% times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) or the maximum stated amount of such Bankers’ Acceptance, as the case may be.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fee shall accrue through the last day of each fiscal quarter of the Borrower and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance, as applicable, on the Letter of Credit - BA Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit and bankers’ acceptances issued by it as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)            Several Obligations of L/C Issuers.  The obligations of each L/C Issuer hereunder to issue, amend or renew Letters of Credit and to issue Bankers’ Acceptances are several and not joint.  The failure of either L/C Issuer to issue Letters of Credit or Bankers’ Acceptances or amend or renew Letters of Credit issued by it shall neither relieve the other L/C Issuer of any obligation it may have hereunder with respect to the issuance of Letters of Credit or Bankers’ Acceptances or the renewal or amendment of Letters of Credit issued by it, nor give rise to any additional obligation on the part of such other L/C Issuer.

2.05        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Revolving Share of the Outstanding Amount of Revolving Loans and L/C - BA Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05.  Each Swing Line Loan shall be a Base Rate Revolving Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Lender’s Pro Rata Revolving Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02.  Each Revolving Lender shall make an amount equal to its Pro Rata Revolving Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Revolving Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Revolving Share of any Swing Line Loan, interest in respect of such Pro Rata Revolving Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06        Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under the Revolving Credit Facility or the Term Loan B Facility in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans under any such credit facility shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Base Rate Loans under any such credit facility shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding; and (iv) any prepayment of Loans under the Term

Loan B Facility made pursuant to this Section 2.06(a) at any time prior to the first anniversary of the Closing Date shall include an additional amount equal to one percent (1%) of the amount of principal to be prepaid.  Each such notice shall specify the date and amount of such prepayment, the credit facility to which the prepayment is to be applied, the Type(s) of Loans to be prepaid, and, if the Borrower is prepaying all or a portion of the Term Loan B, the installments of the Term Loan B to which such prepayments will be applied.  Prepayments of the Term Loan B shall be applied to installments in such order as the Borrower shall select in its notice.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05.  Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their Pro Rata Revolving Shares and Pro Rata Term B Shares, as applicable.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C - BA Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C - BA Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Credit Commitments then in effect.

(d)           In addition to any required payments of principal of the Term Loan B and any optional payments of principal of the Term Loan B and the Revolving Loans effected under subsection (a) above, the Borrower shall make the following required prepayments, each such payment to be made to the Administrative Agent for the benefit of the applicable Lenders within the time period specified below:

(i)            The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment in an amount equal to the Required Prepayment Amount with respect to each Disposition other than Dispositions permitted under Sections 8.05(a) through (f) and Sections 8.05(h) through (i), each such prepayment to be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds and the Required Prepayment Amount with respect to such Disposition.  Notwithstanding the application of this Section 2.06(d)(i) to any Disposition that is not otherwise permitted under this Agreement, nothing in this Section 2.06(d)(i) shall be deemed to permit any Disposition not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of a Disposition that is not permitted under this Agreement.

(ii)           At any time after the aggregate Net Cash Proceeds from all issuances of Indebtedness permitted by Section 8.03(i) and all Dispositions permitted by Section 8.05(f)(i) after the Closing Date has reached $100,000,000, the Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of any further Net Cash Proceeds (including any portion of the Net Cash Proceeds thereof that causes the aggregate Net Cash Proceeds to exceed the $100,000,000 threshold) of (A) each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 8.03(i), and (B) each Disposition permitted by Section 8.05(f)(i).  Each such prepayment will be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance or Disposition.

(iii)          The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment (A) in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary other than Indebtedness permitted under Section 8.03, and (B) in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 8.03(l), but excluding any Net Cash Proceeds used or to be used, in the good faith judgment of the Administrative Agent, for the purpose of financing one or more Acquisitions or Restricted Payments, or both, permitted hereunder.  Each prepayment required to be made pursuant to this Section 2.06(d)(iii) shall be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance; provided that despite the application of this Section 2.06(d)(iii) to any issuance of Indebtedness that is not otherwise permitted under this Agreement, nothing in this Section 2.06(d)(iii) shall be deemed to permit any Indebtedness not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of the incurrence of Indebtedness that is not permitted under this Agreement.

(iv)          The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 8.03(n).  Each prepayment required to be made pursuant to this Section 2.06(d)(iv) shall be made simultaneously with the receipt of such Net Cash Proceeds (or the next Business Day thereafter in the event such Net Cash Proceeds are received later than the time necessary to make such prepayment on the day of receipt thereof), with the Borrower providing written notice thereof to the Administrative Agent simultaneously with the issuance of such Indebtedness, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance; provided that in the event the prepayment to be made pursuant to this Section 2.06(d)(iv) will be sufficient to repay the Term Loan B in full, including all accrued interest and fees, and terminate the Term Loan B, then the certificate of a Responsible Officer provided by this sentence shall not be required.

Prepayments made under this Section 2.06(d) shall be applied to repay, first, the Outstanding Amount under the Term Loan B and then following the repayment in full of the Term Loan B, the Outstanding Amount under the Revolving Credit Facility.  Prepayments of the Outstanding Amount under the Revolving Credit Facility made pursuant to this Section 2.06(d) shall permanently reduce the Aggregate Revolving Credit Commitments until such amount is equal to $200,000,000, and any further prepayments of the Outstanding Amount under the Revolving Credit Facility under this Section 2.06(d) shall not further reduce the Aggregate Revolving Credit Commitments.  Each prepayment of Term Loan B required under this Section 2.06(d) shall be applied pro rata to installments of principal.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05.  Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their Pro Rata Revolving Shares and Pro Rata Term B Shares, as applicable.  Notwithstanding anything to the contrary in this Section 2.06(d), prepayments made under Section 2.06(d)(iv) shall only be applied the Outstanding Amount of the Term Loan B, and following the repayment in full of the Term Loan B no prepayment of the Outstanding Amount under the Revolving Credit Facility, and no reduction of the Aggregate Revolving Credit Commitments, shall be required with the Net Cash Proceeds described in Section 2.06(d)(iv).

2.07        Termination or Reduction of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, or the entire remaining Aggregate Revolving Credit Commitments, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit - BA Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments.  Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Pro Rata Revolving Share.  All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.08        Repayment of Loans.

(a)           The Borrower shall repay to the Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Revolving Credit Maturity Date.

(c)           The Borrower shall repay the principal amount of the Term Loan B in twenty-eight (28) consecutive quarterly installments on the last Business Day of each month set forth below and in the amounts set forth below, subject to adjustments for prepayments made pursuant to Sections 2.06 and 2.07:

Date	Amount
June 2003	$6,375,000
September 2003	$6,375,000
December 2003	$6,375,000
March 2004	$6,375,000
June 2004	$6,375,000
September 2004	$6,375,000
December 2004	$6,375,000
March 2005	$6,375,000
June 2005	$6,375,000
September 2005	$6,375,000
December 2005	$6,375,000
March 2006	$6,375,000
June 2006	$6,375,000
September 2006	$6,375,000
December 2006	$6,375,000
March 2007	$6,375,000
June 2007	$6,375,000
September 2007	$6,375,000
December 2007	$6,375,000
March 2008	$6,375,000
June 2008	$6,375,000
September 2008	$6,375,000
December 2008	$6,375,000
March 2009	$6,375,000
June 2009	$25,500,000

September 2009	$25,500,000
December 2009	$25,500,000
Term Loan B Maturity Date	The Outstanding Amount of the Term Loan B

2.09        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any other Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, upon the affirmative vote of (i) if the Total Revolving Outstandings or Revolving Credit Commitments shall be greater than zero, the Required Revolving Lenders, and (ii) if the Outstanding Amount under the Term Loan B shall be greater than zero, the Required Term Loan B Lenders.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C - BA Obligations.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and the amount accrued through the end of each fiscal quarter of the Borrower shall be due and payable in arrears on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a

Business Day) of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  The Borrower shall pay to the Administrative Agent and each of the Lenders, for their own respective accounts, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified, including an annual administrative fee payable to the Administrative Agent.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.

2.12        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                                  Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.12(b), and by each Lender in its account or accounts pursuant to Section 2.12(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or any Lender to make an entry, or any finding that any entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations.

2.13                        Payments Generally.

(a)                                  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each such Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)                                  Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)                                     if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or its obligation to fund its Pro Rata Term B Share of the Term Loan B, as the case may be, or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)                                 If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                                  The obligations of the Lenders hereunder to make Revolving Loans, to fund their respective Pro Rata Term B Shares of the Term Loan B and to fund risk participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Revolving Loan, to fund its Pro Rata Term B Share of the Term Loan B or to fund any risk participations in Letters of Credit and Swing Line Loans on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to fund its Pro Rata Term B Share of the Term Loan B or to purchase its risk participations in Letters of Credit and Swing Line Loans.

(f)                                    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)                                 Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03.

2.14                        Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Loans or portion of the Term Loan B made by it, or the participations in L/C - BA Obligations or in Swing Line Loans held by it, any payment

(whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other applicable Lenders such participations in the applicable Revolving Loans and/or portion of the applicable Term Loan B made by them and/or such subparticipations in the participations in L/C - BA Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Loans, Term Loan B or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.15                        Increase in Commitments.

(a)                                  Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Aggregate Commitments (such term to be deemed to include, for this purpose, the New Term Loan Facility (as defined below) as if the amendment described in subsection (c)(ii) below had been effectuated) by an amount for all such requests not exceeding $110,000,000, which such increase may be composed of an increase in the Aggregate Revolving Credit Commitments and/or the creation of a new term loan tranche under this Agreement (the “New Term Loan Facility”); provided that (i) such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower may make a maximum of two such requests (the second of which may increase either the New Term Loan Facility or the Aggregate Revolving Credit Commitments, in the event that the first such request results in the creation of the New Term Loan Facility), (iii) no such increase shall increase the Letter of Credit – BA Sublimit or the Swing Line Sublimit, (iv) after giving effect to such increase, in the event that any Indebtedness that is subordinated to the Obligations is outstanding at such time, the Aggregate Commitments (as if fully drawn) shall constitute “Permitted Debt” or “Designated Senior Debt” or such other similar term as makes clear that the entire amount thereof, as increased, is senior on the same terms, including the same relative rights and priorities, to any such subordinated Indebtedness as the Aggregate Commitments prior to such increase.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)                                 New and Increasing Lenders.  The requested increase, at the option of the Borrower, may be offered to existing Lenders (which offer the existing Lenders may accept or reject within the time provided therefor) and, subject to the approval of the Administrative Agent and (only with respect to an increase of the Aggregate Revolving Credit Commitments) the L/C Issuers and the Swing Line Lender (each of which approvals shall not be unreasonably withheld), additional Eligible Assignees who may become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.  Any existing Lender from which an increase is requested but not responding within the time provided therefor shall be deemed to have declined to increase its Revolving Credit Commitment or to participate in the New Term Loan Facility, as applicable.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to a request made hereunder.

(c)                                  New Term Loan Facility.  In the event the Borrower elects to accomplish all or a portion of the increase with the creation of a New Term Loan Facility:

(i)                                     such New Term Loan Facility shall:

(A)                              have a maturity date not earlier than the Revolving Credit Maturity Date;

(B)                                amortize no more rapidly (measured as a percentage of the initial principal amount thereof) during any twelve-month period following its incurrence than the amortization reflected in Section 2.08 with respect to the Term Loan B Facility;

(C)                                have an Applicable Rate agreed by the Borrower, the Administrative Agent and the Lenders participating in the New Term Loan Facility, provided that in the event the Applicable Rate with respect to the New Term Loan Facility is more than 0.50% greater than the Applicable Rate then in effect with respect to Revolving Loans, the grid in the definition of “Applicable Rate” will be adjusted so that (x) the Applicable Rate with respect to Revolving Loans at such time is 0.50% less than such new Applicable Rate with respect to the New Term Loan Facility and (y) the remainder of the grid in the definition of “Applicable Rate” is modified in a like amount so that the relative percentages at each Pricing Level are unchanged;

(D)                               share in mandatory prepayments pursuant to Section 2.06(d) in the manner applicable to the Term Loan B Facility;

(E)                                 include optional prepayments pursuant to Section 2.06(a) in a manner substantially the same as the Term Loan B Facility; and

(F)                                 have substantially the same terms and relative rights as the Term Loan B Facility hereunder and under the other Loan Documents;

(ii)                                  an amendment to this Agreement and any applicable Loan Documents shall be entered into by the Borrower, the Guarantors (to the extent necessary), the Administrative Agent and the Lenders to such New Term Loan Facility to provide for the New Term Loan Facility in accordance with the provisions set forth in subsection (c)(i) above, and no further notice to or consent of the other Lenders shall be required.

(d)                                 Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.  Such Effective Date shall be the date set forth in the amendment described in subsection (c)(ii) above in the event such an amendment is required.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender, including any new Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsection (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) and (b), respectively, of Section 7.01, and (B) no Default exists or would occur as a result of such increase.  The Borrower shall also deliver a Compliance Certificate demonstrating that, after giving effect to such increase, it is in pro forma compliance with the financial covenants set forth in Section 8.12(a), (b) and (c).  At the request of the Administrative Agent, the Borrower shall also deliver an opinion of counsel to the Borrower dated as of the Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a).  The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 4.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Revolving Shares arising from any nonratable increase in the Aggregate Revolving Credit Commitments under this Section 2.15.

(f)                                    Conflicting Provisions.  This Section 2.15 shall supersede any provisions in Sections 2.14 or 11.01 to the contrary.

ARTICLE III.
SECURITY

3.01                        Security.  As security for the full and timely payment and performance of all Obligations, the Borrower shall, and shall cause all other Loan Parties to, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Administrative Agent and its counsel to grant to the Administrative Agent for the benefit of the Secured Parties a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer, except as expressly permitted hereunder.  Without limiting the foregoing, on the Closing Date the Borrower shall deliver, and shall cause each Guarantor (other than, solely with respect to the Security Agreement, Mid-State Homes and Walter Mortgage Company) to deliver, to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, (a) if such party has rights in any Pledged Interests (i) the Pledge Agreement which shall pledge all of the Pledged Interests held by such party to the Administrative Agent for the benefit of the Secured Parties, and (ii) if such Pledged Interests are in the form of certificated securities, such certificated securities, together with undated stock powers or other appropriate transfer documents indorsed in blank pertaining thereto, (b) the Security Agreement, which shall pledge to the Administrative Agent for the benefit of the Secured Parties certain personal property of the Borrower and the Guarantors more particularly described therein, (c) Uniform Commercial Code financing statements in form, substance and number as requested by the Administrative Agent, reflecting the Lien in favor of the Secured Parties on the Pledged Interests and all other Collateral, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Administrative Agent may request to effect the transactions contemplated by this Article III.  The Borrower shall also, and shall cause each Guarantor, to pledge to the Administrative Agent for the benefit of the Secured Parties (and as appropriate to reaffirm its prior pledge of) all of the Pledged Interests acquired or created after the Closing Date and held by such party, or otherwise acquired by such party and not theretofore pledged to the

Administrative Agent for the benefit of the Secured Parties, and to deliver to the Administrative Agent all of the documents and instruments in connection therewith as are required pursuant to the terms of Section 7.12 and of the Security Instruments.

3.02                        Further Assurances.  At the request of the Administrative Agent, the Borrower will or will cause all other Loan Parties, as the case may be, from time to time to execute, by its duly authorized officers, alone or with the Administrative Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Administrative Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrower or other Loan Party after the Closing Date.  The Administrative Agent is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable law without the signature of the Borrower or any Loan Party appearing thereon, all Uniform Commercial Code financing statements reflecting the Borrower or any other Loan Party as “debtor” and the Administrative Agent as “secured party”, and continuations thereof and amendments thereto, as the Administrative Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

3.03                        Information Regarding Collateral.  The Borrower represents, warrants and covenants that (a) the chief executive office of the Borrower and each other Person providing Collateral pursuant to a Security Instrument (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 3.03, and (b) Schedule 3.03 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United States of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor or contributed or transferred to a Grantor any property constituting Collateral at any time since January 1, 1998 (excluding Persons making sales in the ordinary course of their businesses to a Grantor of property constituting inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Grantor at any time since January 1, 1998, (iii) each location within the United States in which goods constituting Collateral are or have been located since January 1, 2002 (together with the name of each owner of the property located at such address if not the applicable Grantor, and a summary description of the relationship between the applicable Grantor and such Person), and (iv) each trade name, trademark or other trade style used by any Grantor since January 1, 2002 and the purposes for which it was used.  The Borrower shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (b)(iii) of the immediately preceding sentence, or use or permit any other Grantor to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days’ prior written notice to the Agent and taking or causing to be taken all such action at Borrower’s or such other Grantor’s expense as may be reasonably requested by the Administrative Agent to perfect or maintain the perfection of the Lien of the Administrative Agent in Collateral.  Each reference to Schedule 3.03 in this Section 3.03 is subject to the completion of the matters in the Post-Closing Agreement relating to Schedule 3.03.

ARTICLE IV.
TAXES, YIELD PROTECTION AND ILLEGALITY

4.01                        Taxes.

(a)                                  Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)                                 The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 4.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

4.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or Continue Eurodollar Rate Loans or to Convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.03                        Inability to Determine Rates.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or Continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

4.04                        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)                                  If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit or Bankers’ Acceptances, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 4.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)                                  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

4.05                        Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

4.06                        Matters Applicable to all Requests for Compensation.  A certificate of the Administrative Agent or any Lender claiming compensation under this Article IV and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error; provided that the determination of the Administrative Agent or such Lender, as the case may be, in making such claim for compensation are made on a reasonable basis.  The party requesting such compensation shall promptly furnish to the Borrower and the Administrative Agent calculations in reasonable detail setting forth such party’s determination of the amount of such compensation.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

4.07                        Replacement Lender.  In the event any Lender (a) seeks additional compensation pursuant to either Section 4.01 or 4.04 or (b) is restricted from making any Eurodollar Rate Loans or providing Eurodollar Rate Segments under this Agreement, or (c) fails to approve any amendment, waiver or consent requested by Borrower pursuant to Section 11.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender (any such Lender, a “Restricted Lender”), so long as no Default or Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment (in an amount not less than the entire amount of such Restricted Lender’s Revolving Credit Commitment and Pro Rata Term B Share of the Outstanding Amount of the Term Loan B) from one or more Lenders or Eligible Assignees, who does not suffer from the same impairment as the Restricted Lender with respect to matters in (a) or (b) above, to become a Lender for all purposes hereunder (such Lender referred to as the “Replacement Lender”), the Borrower may cause such Restricted Lender to be replaced by, and to assign all its rights and obligations under this Agreement (including its Revolving Credit Commitment and its Loans) pursuant to Section 11.07 to, such Replacement Lender so long as such Replacement Lender is reasonably acceptable to the Administrative Agent.  Such Restricted Lender agrees to execute and to deliver to the Administrative Agent an Assignment and Assumption Agreement with such Replacement Lender as provided in Section 11.07 upon payment at par of all principal, accrued interest, accrued fees and other amounts accrued or owing under this Agreement to such Restricted Lender, and such Replacement Lender shall pay to the Administrative Agent the processing fee required by Section 11.07 in connection with such assignment.  The Restricted Lender making such assignment will be entitled to compensation for any expenses or other amounts which would be owing to such Restricted Lender pursuant to any indemnification provision hereof (including, if applicable, Section 4.05) as if the Borrower had prepaid the Loans of such Lender (and terminated its Revolving Credit Commitment, if applicable) rather than such Restricted Lender having assigned its interest hereunder.  Notwithstanding any foregoing provision of this Section 4.07, the provisions hereof will not apply to any event or occurrence that would otherwise give rise to its application if such event or occurrence, in the reasonable judgment of the Administrative Agent, is one of general application that affects all or a majority of the Revolving Lenders, the Term Loan B Lenders, or both.

4.08                        Survival.  All of the Borrower’s obligations under this Article IV shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE V.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Except to the extent deferred to a reasonable later date after the Closing Date at the reasonable discretion of the Administrative Agent pursuant to the post-closing agreement (the “Post-Closing Agreement”) entered into between the Borrower and the Administrative Agent as of the Closing Date, a copy of which will be delivered to each of the Lenders, the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)                                     executed counterparts of this Agreement, each of the Security Instruments, the Subsidiary Guaranty and the Mid-State Homes Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  Revolving Loan Notes executed by the Borrower in favor of each Revolving Lender requesting such a Note;

(iii)                               Term Loan B Notes executed by the Borrower in favor of each Term Loan B Lender requesting such a Note;

(iv)                              a Swing Line Note executed by the Borrower in favor of the Swing Line Lender (if it requests such a Note);

(v)                                 such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, which jurisdictions are set forth as of the Closing Date on Schedule 5.01 hereto, including certified copies of each Loan Party’s Organization Documents, shareholders’ agreements, certificates of good standing and/or qualification to engage in business;

(vii)                           a favorable opinion or opinions of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii)                        a certificate of a Responsible Officer of the Borrower either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;

(ix)                                a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) that no event or circumstance has occurred, and no action, suit, investigation or proceeding has been brought or, to the best of the Borrower’s knowledge, threatened in any court or before any arbitrator or Governmental Authority, since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) that the Debt Rating as of the Closing Date is not lower than Ba3 by Moody’s and BB- by S&P; (D) as to the matters described in Section 5.01(d); (E) that the Existing Mortgage Warehouse Facility is in full force and effect, no default or event of default thereunder has occurred and is continuing, the stated maturity date thereof is not earlier than January 31, 2004, the maximum principal amount thereof is not less than $350,000,000, and unused availability thereunder (after giving effect to the occurrence of the Closing Date and all transactions occurring simultaneously therewith) is not less than $50,000,000; and (F) that there has been no material adverse change in the facts and information regarding the Loan Parties as represented to date;

(x)                                   a Compliance Certificate calculated for the Four-Quarter Period ended December 31, 2002, pro forma for the occurrence of the Closing Date (including the advance of the Term Loan B and any Revolving Borrowing made on the Closing Date);

(xi)                                evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xii)                             (A) the Audited Financial Statements, and (B) projected balance sheets and related projected statements of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for the five fiscal years ending after the Closing Date;

(xiii)                          an initial Revolving Loan Notice, if any;

(xiv)                         an initial Term Loan Interest Rate Selection Notice, if any;

(xv)                            delivery of Uniform Commercial Code financing statements suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Administrative Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of the Administrative Agent under such Security Instruments as a first priority Lien in and to such other Collateral as the Administrative Agent may require, including without limitation the delivery by the Borrower of all certificates evidencing Pledged Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;

(xvi)                         Uniform Commercial Code search results showing only those Liens as are acceptable to the Lenders;

(xvii)                      evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(xviii)                   such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)                                 The Administrative Agent shall be satisfied that after giving effect to the initial Credit Extension hereunder, the remaining amount available to be drawn under the Revolving Credit Facility shall not be less than $50,000,000.

5.02                        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a Conversion of Revolving Loans or Segments, as applicable, or a Continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)                                 No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 No limitation exists on any Borrowing or Credit Extension contained in Article II.

Each Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a Conversion of Revolving Loans or Segments, as applicable, or a Continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

6.01                        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05                        Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The unaudited consolidated financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 7.01(b) and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such interim period (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the later of (i) the date of the Audited Financial Statements and (ii) the date of the most recent audited financial statements delivered pursuant to Section 7.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The Borrower and its Subsidiaries, on a consolidated basis, have no material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, except to the extent (i) set forth in the most recent of (A) the Audited Financial Statements and (B) the financial statements most recently delivered pursuant to Section 7.01(a) or (b), (ii) set forth on Schedule 8.03, or (iii) incurred since the date referred to in subsection (i) hereof in accordance with the terms of this Agreement and the other Loan Documents.

6.06                        Litigation.  Except as specifically disclosed in Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07                        No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate,

reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08                        Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09                        Environmental Compliance.  The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10                        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, none of which insurance shall be provided by any Subsidiary or any other Affiliate of the Borrower except to the extent that (a) the status of such Person as an Affiliate of the Borrower does not result from any Loan Party’s ownership of equity interests in such Affiliate, or (b) any such Affiliate has reinsured all exposure related thereto with one or more financially sound and reputable insurance or reinsurance companies none of which is an Affiliate (other than Affiliates described in clause (a)) of the Borrower.

6.11                        Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  Except as specifically described on Schedule 6.11 hereto, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or an application for such a letter will be filed within twelve months of the first Plan year for a newly adopted Plan and, to the best knowledge of the Borrower, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has engaged in a non-exempt prohibited transaction or violation of the fiduciary responsibility rules described in Section 4975 of the Code or Section 4 of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i)  No ERISA Event has occurred for which any liability remains unsatisfied or is reasonably expected to occur; (ii) except to the extent it could reasonably be expected to have a Material Adverse Effect, no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums or contributions due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) to the knowledge of the Borrower, neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13                        Subsidiaries.  The Borrower (a) has no Subsidiaries other than those specifically disclosed in Schedule 6.13(a) or created or acquired in compliance with Section 7.12, and (b) has no equity investments in any other corporation or entity other than those specifically disclosed in Schedule 6.13(b) or made after the Closing Date in compliance with this Agreement and the other Loan Documents.

6.14                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15                        Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16                        Compliance with Laws.  Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17                        Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the operation by the Borrower and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

ARTICLE VII.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Subsidiary to:

7.01                        Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth (except with respect to the consolidating balance sheet and related consolidating statements) in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and (except with respect to the consolidating balance sheet and related consolidating statements) audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth (except with respect to the consolidating balance sheet and related consolidating statements) in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02                        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)                                  promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)                                 promptly after any request by the Administrative Agent, documents and other information supporting the calculation of any defined term used in the computation in any Compliance Certificate of the financial covenants set forth in Section 8.12;

(e)                                  promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)                                    as soon as available and in any event no later than 60 days after the beginning of each fiscal year of the Borrower, a consolidated business plan for the Borrower and its Subsidiaries prepared by management of the Borrower, substantially similar in form and detail to the business plans prepared prior to the Closing Date and furnished to the Administrative Agent and including balance sheets, and related statements of operations, retained earnings and cash flow (to include separate forecasts for Consolidated Capital Expenditures and Consolidated EBITDA), on a quarterly basis for such Fiscal Year, and a reasonably detailed explanation of any underlying assumptions with respect thereto; and

(g)                                 promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent and each of the Lenders.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03                        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)                                  of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)                                  of any announcement by Moody’s or S&P of any change or possible change in the Debt Rating or in the rating of any other Indebtedness of the Borrower; and

(f)                                    of any default under, termination or suspension of, or election not to renew the Mortgage Warehouse Facility.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.01; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05                        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06                        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07                        Maintenance of Insurance.  In the event compliance with the insurance requirements set forth in the Security Instruments does not satisfy the following requirements, and not in limitation of such insurance requirements in the Security Instruments, maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 15 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, none of which insurance (other than worker’s compensation insurance, disability insurance and other similar types of insurance that do not constitute the insurance of its properties or of interruptions to its business operations) shall be provided by any Subsidiary or any other Affiliate of the Borrower except to the extent that (a) the status of such Person as an Affiliate of the Borrower does not result from any Loan Party’s ownership of equity interests in such Affiliate, or (b) any such Affiliate has reinsured all exposure related thereto with one or more financially sound and reputable insurance or reinsurance companies none of which is an Affiliate (other than Affiliates described in clause (a)) of the Borrower.

7.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09                        Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10                        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11                        Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to refinance existing indebtedness, including all indebtedness outstanding under the Existing Credit Agreement and the payment of all fees and expenses in connection therewith, and (ii) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document.

7.12                        New Subsidiaries and Pledgors.

(a)                                  As soon as practicable but in any event within 30 Business Days following the acquisition or creation of any Subsidiary that is a Restricted Subsidiary, or the time any existing Subsidiary becomes a Material Subsidiary, cause to be delivered to the Administrative Agent each of the following:

(i)     if such Subsidiary is both a Domestic Subsidiary and a Material Subsidiary, a Guaranty Joinder Agreement duly executed by such Material Subsidiary;

(ii)     if such Subsidiary is both a Domestic Subsidiary and a Material Subsidiary, a Security Joinder Agreement duly executed by such Material Subsidiary (with all schedules thereto appropriately completed);

(iii)     if such Subsidiary is both a Material Subsidiary and either a Domestic Subsidiary or a Direct Foreign Subsidiary, and if any of the Subsidiary Securities issued by such Material Subsidiary are owned by a Material Subsidiary who has not then executed and delivered to the Administrative Agent the Pledge Agreement or a Pledge Joinder Agreement granting a Lien to the Administrative Agent, for the benefit of the Secured Parties, in such Pledged Interests, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by the Material Subsidiary that directly owns such Pledged Interests;

(iv)     if such Subsidiary is both a Material Subsidiary and either a Domestic Subsidiary or a Direct Foreign Subsidiary, and if any of the Subsidiary Securities issued by such Material Subsidiary are owned by the Borrower or a Material Subsidiary who has previously executed a Pledge Agreement or a Pledge Joinder Agreement, a Pledge Agreement Supplement by the Borrower (if applicable) and each Material Subsidiary that owns any of such Pledged Interests with respect to such Pledged Interests in the form required by the Pledge Agreement;

(v)     if such Subsidiary is a Material Subsidiary and owns any Domestic Subsidiary or Direct Foreign Subsidiary that is also a Material Subsidiary, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Material Subsidiary;

(vi)     if the Pledged Interests issued or owned by such Subsidiary constitute securities under Article 8 of the Uniform Commercial Code (A) the certificates representing 100% of such Pledged Interests and (B) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

(vii)     with respect to any Person that has executed a Pledge Joinder Agreement, a Pledge Agreement Supplement, or a Security Joinder Agreement, Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Administrative Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Administrative Agent for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing;

(viii)    an opinion of counsel to each Subsidiary executing any Joinder Agreement or Pledge Supplement, and the Borrower if it executes a Pledge Agreement Supplement, pursuant to this Section 7.12 dated as of the date of delivery of such applicable Joinder Agreements (and other Loan Documents) provided for in this Section 7.12 and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a); and

(ix)     with respect to each Subsidiary executing any Joinder Agreement or Pledge Supplement, and the Borrower if it executes a Pledge Agreement Supplement, pursuant to this Section 7.12, current copies of the Organization Documents of each such Person, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.12, all certified by the applicable Governmental Authority or appropriate officer as the Administrative Agent may elect.

(b)                                 As soon as practicable but in any event within 30 Business Days following the acquisition of any Pledged Interests by any Material Subsidiary who has not theretofore executed the Pledge Agreement or a Pledge Joinder Agreement and who is not otherwise required to deliver a Pledge Joinder Agreement pursuant to Section 7.12(a), cause to be delivered to the Administrative Agent a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Material Subsidiary, and the documents, stock certificates, stock powers, financing statements, opinions, Organization Documents and organizational action relating thereto and to the pledge contained therein and described in Section 7.12(a)(vi), (viii), (ix) and (x).

7.13                        Mortgage Warehouse Facility.  Maintain at all times a Mortgage Warehouse Facility containing a revolving line of credit with a maximum principal amount of not less than $350,000,000, and comply at all times with the terms of such Mortgage Warehouse Facility.

7.14                        Compliance with ERISA.  Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.15                        Further Assurances.  At the Borrower’s cost and expense, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement, the Guaranty, the Security Instruments and the other Loan Documents.

ARTICLE VIII.
NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

8.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby consists only of the property covered by the Liens being renewed or extended and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens imposed by Law or arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                    Liens or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, and including deposits (but not Liens) related to the acquisition of property;

(g)                                 easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges or encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Liens described in clauses (a) through (g) in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

(i)                                     Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments;

(j)                                     Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k)                                  Liens on Mortgage Accounts and Third Party Mortgage Accounts securing Indebtedness permitted under Section 8.03(g);

(l)                                     Liens on residual beneficial interests in any MSH Trust securing Indebtedness permitted under Section 8.03(g)(iii), 8.03(i) or 8.03(m);

(m)                               Liens securing Indebtedness the amount of which Indebtedness shall not exceed in the aggregate at any time $10,000,000 and the book value of the property securing such Indebtedness shall not exceed $12,500,000.

8.02                        Investments.  Make any Investments, except:

(a)                                  Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b)                                 loans and advances to officers, directors and employees of the Borrower and Subsidiaries in the ordinary course of the business of the Borrower and its Subsidiaries as conducted on the Closing Date to the extent permitted by applicable Law;

(c)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)                                 Guarantees permitted by Section 8.03;

(e)                                  Investments existing as of the date hereof and as set forth in Schedule 6.13;

(f)                                    Investments by Loan Parties in Mortgage Accounts and Third Party Mortgage Accounts, including Investments in MSH Trusts in connection with the issuance of asset-backed securities that are not Investments in residual beneficial interests in MSH Trusts otherwise permitted by Section 8.02(h), provided that the aggregate book value (but without adjustment for any write-down of the book value thereof) of all such Investments permitted by this Section 8.02(f) owned by Loan Parties does not at any time exceed $50,000,000;

(g)                                 Investments by MSH Trusts in Mortgage Accounts and Third Party Mortgage Accounts in connection with Indebtedness under the Mortgage Warehouse Facility and the issuance of asset-backed securities permitted by Section 8.03(g);

(h)                                 Investments by Mid-State Homes, Walter Mortgage Company and Mid-State Capital in MSH Trusts in connection with the issuance of asset-backed securities permitted under Section 8.03(g)(iii) or Section 8.03(i), provided that such Investments shall consist solely of residual beneficial interests in MSH Trusts, including the associated residual interest in Mortgage Accounts and Third Party Mortgage Accounts, and assets related thereto;

(i)                                     Investments by Cardem and each of the MSH Trusts in the ordinary course of business and in conformity with their respective investment policies in effect from time to time;

(j)                                     Investments in securities of any Person acquired in an Acquisition permitted hereunder;

(k)                                  Investments in (i) land held by the Borrower and its Subsidiaries on the Closing Date and replacements thereof made in accordance with Section 8.05(b), (ii) land consisting of single lots acquired or held in the ordinary course of the homebuilding Core Business for the construction of single-family homes, and (iii) tracts of land held by the Borrower or a Restricted Subsidiary for the purposes of development the book value of which does not at any time exceed $15,000,000 (without giving effect to any write-downs thereof);

(l)                                     other Investments of (i) the Borrower in any Guarantor, (ii) any Subsidiary in the Borrower or in a Guarantor, and (iii) of the Borrower or any Guarantor in any Subsidiary that is not a Guarantor provided that such Investments in non-Guarantor Subsidiaries do not exceed $15,000,000 in the aggregate at any time outstanding;

(m)                               Investments in Swap Contracts permitted to be maintained under Section 8.03(d);

(n)                                 other Investments not exceeding $15,000,000 in the aggregate in any fiscal year of the Borrower.

8.03                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided further that any refinancing, refunding, renewal or extension of Indebtedness subordinated to the Obligations shall be on terms no less favorable to the Administrative Agent and the Lenders, and no more restrictive to the Borrower, than the subordinated Indebtedness being refinanced, refunded, renewed or extended and in an amount not less than the amount outstanding at the time thereof;

(c)                                  Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(d)                                 obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                                  Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 8.01(j), which Indebtedness may include Indebtedness existing on any property so acquired at the time of such acquisition (other than any such Indebtedness created in contemplation of such acquisition that does not secure the purchase price of such property), and including any refinancings, refundings, renewals or extensions thereof so long as the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(f)                                    the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g)                                 in the case of Mid-State Homes, Mid-State Capital, Walter Mortgage Company and each MSH Trust, where applicable

(i)                                     Indebtedness evidenced by the Mortgage-Backed Securities,

(ii)                                  Indebtedness created under the Mortgage Warehouse Facility, and

(iii)                               Indebtedness resulting from the issuance of additional securities by one or more MSH Trusts that is secured or otherwise supported by Mortgage Accounts, Third Party Mortgage Accounts and/or residual beneficial interests in MSH Trusts, which securities shall not restrict the actions or businesses of the Borrower or any of its Subsidiaries (other than Mid-State Homes, Mid-State Capital and Walter Mortgage Company) in any manner and shall not include terms requiring any guarantee or other credit support from or recourse to the Borrower or any of its Restricted Subsidiaries that are less favorable to the Borrower and its Restricted Subsidiaries than those contained in the Mortgage-Backed Securities;

(h)                                 in the case of Mid-State Homes and Walter Mortgage Company, Indebtedness resulting from the contingent obligations of Mid-State Homes or Walter Mortgage Company (i) to repurchase Mortgage Accounts pursuant to Section 3(b) of the Existing Borrower Account Transfer Agreement (or an equivalent contingent obligation contained in any successor Borrower Account Transfer Agreement so long as such contingent obligation is no greater than that contained in Section 3(b) of the Existing Borrower Account Transfer Agreement), (ii) to repurchase Foreclosure Accounts (as defined in the Existing Borrower Account Transfer Agreement) pursuant to the terms of Section 4 of the Existing Borrower Account Transfer Agreement (or an equivalent contingent obligation contained in any successor Borrower Account Transfer Agreement so long as such contingent obligation is no greater than that contained in Section 4 of the Existing Borrower Account Transfer Agreement), and (iii) to indemnify certain Indemnitees referred to in the Existing Borrower Account Transfer Agreement for expenses incurred thereby on the terms set forth in Section 7 of the Existing Borrower Account Transfer Agreement (or an equivalent contingent obligation with respect to indemnification contained in any successor Borrower Account Transfer Agreement so long as such indemnification obligation is no greater than that contained in Section 7 of the Existing Borrower Account Transfer Agreement); provided that the aggregate amount of Indebtedness existing under subclauses (h)(i) and (h)(iii) shall not exceed $10,000,000 at any time;

(i)                                     Indebtedness secured solely by residual beneficial interests in MSH Trusts (other than any MSH Trust that is a borrower under the Mortgage Warehouse Facility), including the issuance of securities by one or more MSH Trusts that are secured or otherwise supported thereby; provided that no such Indebtedness (including any securities) shall restrict the actions or businesses of the Borrower or any of its Subsidiaries in any manner and shall not include terms requiring any guarantee or other credit support from or recourse to the Borrower or any of its Restricted Subsidiaries that are less favorable to the Borrower and its Restricted Subsidiaries than those contained in the Mortgage-Backed Securities;

(j)                                     Indebtedness (i) of the Borrower or any Guarantor owing to the Borrower or any Guarantor, (ii) of any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor, and (iii) of any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor in an aggregate amount at any time outstanding not to exceed $15,000,000.

(k)                                  surety bonds permitted under Section 8.01;

(l)                                     Indebtedness subordinated in payment to the Obligations hereunder in an aggregate principal amount not to exceed $200,000,000 at any time outstanding so long as (i) the terms of such Indebtedness are acceptable to the Administrative Agent, (ii) none of the maturity date, any scheduled payment of principal or any obligation to repurchase or prepay such Indebtedness (whether absolute or at the option of the holder (other than as a result of the occurrence of a specified event that would constitute an Event of Default)) occurs before the Revolving Credit Maturity Date, and (iii) on or prior to the date of incurrence thereof, the Borrower has delivered to the Administrative Agent a Compliance Certificate demonstrating pro forma compliance, giving effect to the incurrence of such Indebtedness, with the financial covenants set forth in Sections 8.12(a), (b) and (c);

(m)                               additional Indebtedness that is either unsecured or secured solely by a Lien on one or more residual beneficial interest in MSH Trusts, provided that the aggregate principal amount of all such Indebtedness shall not to exceed $50,000,000 at any time outstanding; and

(n)                                 a single issuance (including any exercise of an increase option in connection with such issuance) of Convertible Notes in an initial aggregate principal amount of not less than $125,000,000 but not in excess of $175,000,000, so long as such issuance occurs on or prior to July 31, 2004.

8.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, and in each case subject to Section 8.15:

(a)                                  any Subsidiary may merge with any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary, provided that if the transferor in such a transaction is a Guarantor, then the transferee must also be a Guarantor; and

(c)                                  a merger or consolidation necessary to consummate (i) an Acquisition permitted by and in compliance with Section 8.13 or (ii) a Disposition permitted by and in compliance with Section 8.05.

8.05                        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of inventory in the ordinary course of business;

(b)                                 Dispositions for fair market value of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement equipment or real property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or real property;

(c)                                  subject to Section 8.15, Dispositions of property by the Borrower or any Subsidiary to a wholly-owned Subsidiary or, solely with respect to Dispositions of the stock of a Subsidiary of the Borrower, the Borrower; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be a Guarantor or, subject to the limitation above, the Borrower;

(d)                                 Dispositions for fair market value permitted by Section 8.02 or 8.04;

(e)                                  transfers for fair market value by Loan Parties or Mid-State Capital to one or more MSH Trusts of Mortgage Accounts or Third Party Mortgage Accounts in connection with, and to the extent required for, (i) the incurrence of Indebtedness permitted under Section 8.03(g)(ii), and (ii) the issuance of asset-backed securities permitted under Section 8.03(g)(iii);

(f)                                    transfers for fair market value by Mid-State Homes or Mid-State Capital of any interest in an MSH Trust (other than any MSH Trust that is a borrower under the Mortgage Warehouse Facility) to (i) third parties, or (ii) an MSH Trust in connection with the issuance of asset-backed securities permitted under Section 8.03(g)(iii) or 8.03(i);

(g)                                 any Mining Sale and any Disposition of assets or stock of the Non-Core Subsidiaries, so long as (with respect to each such Disposition) such Disposition is for fair market value and:

(i)                                     at least 75% of the consideration for such Disposition is cash, or in the case of any Mining Sale, a combination of cash and assumed liabilities;

(ii)                                  the Net Cash Proceeds are applied in accordance with Section 2.06(d);

(iii)                               no Default exists or would exist immediately prior to or after giving pro forma effect to the Disposition;

(iv)                              after giving effect to the Disposition and all associated mandatory prepayments required in connection with such Disposition by Section 2.06(d):

(1)                                  with respect to any Disposition relating to the stock or assets of any of the Non-Core Subsidiaries, the Consolidated Leverage Ratio is not greater than the greater of (A) 1.50 to 1.00 and (B) the Consolidated Leverage Ratio at the later of (x) the end of the immediately preceding fiscal quarter of the Borrower and (y) the date of the most recent preceding Disposition made pursuant to this Section 8.05(g), if any; and

(2)                                  with respect to any Mining Sale, the Consolidated Leverage Ratio is not greater than the greater of (i) 1.50 to 1.00 and (ii) an amount equal to 0.50 plus the Consolidated Leverage Ratio at the later of (x) the end of the immediately preceding fiscal quarter of the Borrower and (y) the date of the most recent preceding Disposition made pursuant to this Section 8.05(g), if any; and

(v)                                 to the extent not otherwise granted therein, the Borrower agrees that it will, and will cause each of its Restricted Subsidiaries to, grant to the Administrative

Agent a security interest in any non-cash consideration received in connection with a Disposition provided for in this Section 8.05(g) that is evidenced by a promissory note or other written instrument;

(h)                                 Disposition for fair market value by the Borrower of real property consisting of its former headquarters located at 1500 North Dale Mabry Boulevard, Tampa, Florida; and

(i)                                     Dispositions for fair market value not otherwise permitted under this Section 8.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (i) in any fiscal year shall not exceed $30,000,000.

8.06                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case (except Section 8.06(a)) so long as no Default or Event of Default shall have occurred and be continuing (both before and after the making of such Restricted Payment):

(a)                                  each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)                                  the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

(d)                                 the Borrower may, up to an aggregate amount in any fiscal year not to exceed the Maximum Restricted Payment Amount in effect for such fiscal year, (i) so long as after giving effect to any such Restricted Payment the remaining amount available to be drawn under the Revolving Credit Facility shall not be less than $50,000,000, repurchase shares of its own capital stock for cash, and (ii) declare and pay cash dividends to its stockholders.

8.07                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) the consummation by the Borrower and its Subsidiaries of the transactions effected by the Loan Documents, (c) any employment arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with the past practices of the Borrower or such Subsidiary, (d) transactions between or among the Borrower and its Subsidiaries or between or among Subsidiaries of the Borrower, in each case to the extent permitted under the terms of the Loan Documents, and (e) the declaration and payment of dividends and the making of distributions to all holders of any class of capital stock of the Borrower or any of its Subsidiaries to the extent otherwise permitted under Section 8.06.

8.09                        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a)                                  requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b)                                 limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, other than customary restrictions required in connection with financings permitted by this Agreement, the limitations of which are no more restrictive than the corresponding limitations applicable to the Borrower hereunder, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit:

(A)                              a negative pledge contained in either (x) Indebtedness of any Subsidiary as of the date it becomes a Subsidiary of the Borrower in any transaction otherwise permitted hereunder or (y) Indebtedness outstanding on the date hereof and listed on Schedule 8.03, in each case so long as such provision does not impair or conflict with any Security Instrument or with Section 7.12 hereof;

(B)                                provisions limiting Liens on property of the MSH Trusts as may be contained in the terms of any Indebtedness permitted under Section 8.03(g) or 8.03(i);

(C)                                provisions limiting Liens on property as may be contained in the terms of any Indebtedness permitted under Section 8.03(e), (l) and (m) solely to the extent any such limitations relates to the property financed by or the subject of such Indebtedness;

(D)                               provisions limiting Liens on property, and only on such property, subject to a prior Lien permitted under Section 8.01(c), (d), (e), (f), (h), (j) and (l); and

(E)                                 such provisions as may be contained in any refinancing or replacing Indebtedness permitted under Section 8.03, provided that the terms of such provisions shall be no less favorable to the Administrative Agent and the Lenders as were contained in the Indebtedness being refinanced or replaced.

8.10                        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11                        Prepayment of Indebtedness; Amendment to Material Agreements.

(a)                                  Prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, Indebtedness that is subordinated to the Indebtedness hereunder, including pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms thereof or available to the Borrower at its option, except those prepayments that (i) are made in connection with a refinancing thereof otherwise permitted by Section 8.03(b) or (ii) after giving effect to which, as demonstrated by the Borrower in a certificate signed by a Responsible Officer and delivered to the Administrative Agent, no Default exists or will have occurred, the Consolidated Senior Secured Leverage Ratio is not greater than 1.50 to 1.00 and the remaining amount available to be drawn under the Revolving Credit Facility is not less than $50,000,000; or

(b)                                 Amend, modify or change in any manner any term or condition of (i) the Mortgage-Backed Securities, or (ii) the Mortgage Warehousing Facility (including the Borrower Account Transfer Agreement), or (iii) any material lease, so that the terms and conditions thereof are less favorable in any material respect to the Administrative Agent and the Lenders than the terms of such Indebtedness as of the Closing Date, but in no event shall terms of recourse, guarantees or credit support be any less favorable than the terms of such Indebtedness as of the Closing Date.

8.12                        Financial Covenants.

(a)                                  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time to be greater than 3.50 to 1.00.

(b)                                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any Four-Quarter Period to be less than 3.50 to 1.00.

(c)                                  Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio at any time to be greater than 2.50 to 1.00.

(d)                                 Capital Expenditures.  Make or become legally obligated to make Consolidated Capital Expenditures in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2005	$136,000,000
2006	$130,000,000
2007 and each fiscal year thereafter	$125,000,000

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, up to $15,000,000 of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year.

8.13                        Acquisitions.  Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired constitute Core Businesses, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and, if the Cost of Acquisition is in excess of $25,000,000, the Borrower shall have furnished to the Administrative Agent (A) pro forma historical financial statements as of the end of the most recently completed fiscal year of the Borrower and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition, and (B) a Compliance Certificate prepared on a historical pro forma basis as of the date of the Audited Financial Statements or, if later, as of the most recent date for which financial statements have been furnished pursuant to Section 7.01(a) or (b), giving effect to such Acquisition, which Compliance Certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, (iii) the Person acquired shall be a wholly-owned Restricted Subsidiary, or be merged with or into a Restricted Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a Restricted Subsidiary), (iv) upon consummation of the Acquisition each Subsidiary shall have complied with the provisions of Section 7.12, including with respect to any new assets acquired, (v) if the Cost of Acquisition shall exceed $100,000,000, the Required Lenders shall consent to such Acquisition in their discretion, and (vi) after giving effect to such Acquisition, the aggregate Costs of Acquisition incurred since the Closing Date shall not exceed the sum of (x) $100,000,000 and (y) up to $100,000,000 of Net Cash Proceeds from Dispositions permitted under Section 8.05(g) that were not required to have been used to make a mandatory prepayment pursuant to Section 2.06(d); provided that an agreement, contract, binding commitment or other arrangement providing for an Acquisition that would not otherwise satisfy the provisions of this Section 8.13 at such time may be entered into so long as an express condition to the consummation thereof is the full compliance with this Agreement and the other Loan Documents.

8.14                        Creation of New Subsidiaries.  Create or acquire any new Subsidiary after the Closing Date other than MSH Trusts and Restricted Subsidiaries created or acquired in accordance with Section 7.12, provided that any Unrestricted Subsidiary may create a Subsidiary that is an Unrestricted Subsidiary.

8.15                        Mid-State Homes, Walter Mortgage Company and Mid-State Capital; Residual Beneficial Interests.  Notwithstanding anything to the contrary herein:

(a)                                  permit Mid-State Homes, Walter Mortgage Company, Mid-State Capital or any Subsidiary of either of them (other than an MSH Trust) to (i) own any material assets other than Mortgage Accounts, Third Party Mortgage Accounts, mortgage servicing rights, residual beneficial interests in any MSH Trust, and stock of, or other ownership interests in, Subsidiaries (other than MSH Trusts) that are in full compliance with this Section 8.15(a), or (ii) conduct any operations other than those associated with the ownership, servicing, warehousing and securitizing of Mortgage Accounts, Third Party Mortgage Accounts, Serviced Mortgage Accounts and interests in any MSH Trust; or

(b)                                 permit the ownership of any residual beneficial interests in any MSH Trust by any Person other than (i) Mid-State Homes, (ii) Walter Mortgage Company, (iii) Mid-State Capital and (iv) another Person in connection with and as a result of the transfer of any such residual beneficial in accordance with Section 8.05(f).

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained (i) in any of Section 7.03(a), (b) or (f), 7.05 (other than with respect to the maintenance of good standing), 7.10, 7.11 or 7.12 or Article VIII, or (ii) in either Section 7.01 or 7.02 and such failure continues for 15 days; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower from the Administrative Agent, or (ii) any Responsible Officer of the Borrower becomes aware of such default; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)                                  Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the period of grace, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $20,000,000; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $15,000,000 (to the extent not covered by insurance provided by a Person described in Section 7.07 as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and remain unstayed, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or

(j)                                     Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Administrative Agent pursuant to the Security Instruments; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(k)                                  Change of Control.  There occurs any Change of Control with respect to the Borrower; or

(l)                                     Mortgage Servicer.  Mid-State Homes, Walter Mortgage Company or Jim Walter Homes ceases to be the “servicer” or Jim Walter Homes, Mid-State Homes or Walter Mortgage Company ceases to be the “subservicer” on any mortgages securing any of the financings contemplated under Section 8.03(g).

9.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C - BA Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C - BA Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C - BA Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C - BA Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03                        Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C - BA Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article IV), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C – BA Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them) to (i) the payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (ii) the payment of the maximum amount of all Bankers’ Acceptances then outstanding, such payment to be for the account of the applicable L/C Issuer (or to the extent Revolving Lenders have theretofore funded their participations in any such Bankers’ Acceptance, ratably among such Revolving Lenders in accordance with their Pro Rata Revolving Shares) and (iii) to Cash Collateralize that portion of L/C – BA Obligations comprised of the aggregate undrawn amount of Letters of Credit, to the Administrative Agent for the account of the L/C Issuer; provided that if the amounts available are insufficient to make all payments provided for in this clause Fourth, that portion allocable to clause (iii) shall be applied first to pay Outstanding Amounts of Revolving Loans and L/C Borrowings before being utilized to Cash Collateralize L/C – BA Obligations;

Fifth, to payment of Swap Termination Values owing to any Lender or any Affiliate of any Lender arising under Related Swap Contracts that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof from the applicable Lender or Affiliate of a Lender;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Document that are due and payable to the Administrative Agent and the other Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.
ADMINISTRATIVE AGENT

10.01                 Appointment and Authorization of Administrative Agent.

(a)                                  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit and Bankers’ Acceptances issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit and Bankers’ Acceptances issued by it or proposed to be issued by it and the applications and agreements for letters of credit and Acceptance Documents pertaining to such Letters of Credit and Bankers’ Acceptances as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

10.02                 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03                 Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

10.04                 Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.05                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.06                 Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.07                 Indemnification of Administrative Agent.  The Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.08                 Administrative Agent in its Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.09                 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower; provided that any such resignation by Bank of America shall also constitute its resignation as an L/C Issuer and as the Swing Line Lender.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint (which appointment may be from among the Lenders) a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender, the respective terms “Administrative Agent” and “Swing Line Lender” shall mean such successor in its capacity as administrative agent and swing line lender, the term “L/C Issuer” shall include such person as a Letter of Credit issuer in addition to any other Person holding such position at that time, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the remaining L/C Issuers (including the successor L/C Issuer) to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10                 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C – BA Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C – BA Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04(i) and (j), 2.10 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11                 Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Pledged Interest and any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Facility Termination Date, (ii) that is sold or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(j); and

(c)                                  to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 10.11.

10.12                 Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” “co-lead arranger,” “co-arranger,” “book manager” or “co-book manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI.
MISCELLANEOUS

11.01                 Amendments, Etc.  Except as otherwise provided in Section 8.05, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 5.01(a) without the written consent of each Lender except to the extent otherwise provided for in Section 5.01(a);

(b)                                 extend or increase (i) the Revolving Credit Commitment of any Revolving Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.02) without the written consent of such Revolving Lender, (ii) the obligation of any Term Loan B Lender to make any portion of the Term Loan B without the written consent of such Term Loan B Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Term Loan Maturity Date and the Revolving Credit Maturity Date, or any scheduled reduction of the Aggregate Revolving Credit Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Base Rate Loans or Eurodollar Rate Loans, as applicable) or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to change the Applicable Rate;

(e)                                  change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)                                    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)                                 change any provision of this Section 11.01 or the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Revolving Lender;

(h)                                 change any provision of this Section or the definition of “Required Term Loan B Lenders” or any other provision hereof specifying the number or percentage of Term Loan B Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Term Loan B Lender;

(i)                                     impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of commitments:  (i) the class consisting of the Revolving Lenders, and (ii) the class consisting of the Term Loan B Lenders.  For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender;

(j)                                     release any Guarantor from the applicable Guaranty without the written consent of each Lender except to the extent such Guarantor is the subject of a Disposition permitted by Section 8.05 (in which case such release may be made by the Administrative Agent acting alone);

(k)                                  release all or a material part of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 8.05) or as provided in the other Loan Documents (in which case such release may be made by the Administrative Agent acting alone); or

(l)                                     reduce the number or type of events that give rise to a mandatory prepayment pursuant to Section 2.06(d) or change the order or manner of application of the Net Proceeds provided therein, in each case without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit or Bankers’ Acceptance issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) no amendment, waiver or consent which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in Section 5.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders, the Swing Line Lenders or the L/C Issuers to make any additional Revolving Loan or Swing Line Loan, or to issue any additional or renew any existing Letter of Credit or issue any Bankers’ Acceptance, unless and until the Required Revolving Lenders shall consent thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02                 Notices and Other Communications; Facsimile Copies.

(a)                                  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, either L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)                                 Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)                                  Limited Use of Electronic Mail.  Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)                                 Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04                 Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent, and the Arrangers for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations.

11.05                 Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, the Syndication Agent, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment, Loan, Letter of Credit or Bankers’ Acceptance or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit or a Bankers’ Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this

Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.06                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07                 Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section 11.07, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section 11.07 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Loans (including for purposes of this subsection (b), participations in L/C – BA Obligations and in Swing Line Loans) at the time owing to it), or its Term Loan B (such Lender’s portion of Loans, commitments and risk participations with respect to each of the Revolving Credit Facility and the Term Loan B Facility (each, an “Applicable Facility”) being referred to in this Section 11.07 as its “Applicable Share”); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Applicable Share of the Applicable Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Applicable Share with respect to each Applicable Facility of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (A) $5,000,000 in the case of an assignment by a Lender of all or a portion of its Revolving Credit Commitment and the Revolving Loans at the time owing to it, or (B) $1,000,000 in the case of an assignment by a Lender of all or a portion of its Term Loan B, in each case unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Applicable Facility, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among the Applicable Facilities on a non-pro rata basis, (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuers and the Swing Line Lender unless the Person that is the proposed assignee is itself a Revolving Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the

Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C – BA Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 4.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $1,000, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note or Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)                                     Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Loans (including its Pro Rata Term B Share of the Term Loan B and Swing Line Loans) and its participations in the L/C Obligations or any L/C Borrowing pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as the L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as the L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as the L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as the L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit and Bankers’ Acceptances outstanding, and all Bankers’ Acceptances issuable under any Acceptance Credits outstanding, as of the effective date of its resignation as the L/C Issuer and all L/C – BA Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed

Amounts pursuant to Section 2.04(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c).

11.08                 Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything to the contrary contained herein, from the commencement of discussions with respect to the credit facilities established by this Agreement (the “Facilities”), the Borrower, the Lenders and the Administrative Agent (and each of their respective employees, representatives or agents) are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Borrower, such Lender or the Administrative Agent related to such tax treatment and tax structure.

11.09                 Set-off.  In addition to any rights and remedies of the Lenders provided by law, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender that are then past due and owing hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12                 Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.14                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15                 Tax Forms.

(a)                                  (i)                                     Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)                                  Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the

Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)                               The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 4.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 4.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)                              The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

(b)                                 Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)                                  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all other Obligations hereunder, and the resignation of the Administrative Agent.

11.16                 Governing Law.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.17                 Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.18                 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.19                 USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[Signature Pages Follow.]